UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Proxy Statement Pursuant to Section 14(a) of the

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AMERICAN TOWER CORPORATION

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Dear Stockholder:

April 19, 2017

It is my pleasure to invite you to American Tower Corporation’s 2017 Annual Meeting of Stockholders, which will be held on Wednesday, May 31, 2017 at 11:00 a.m., local time, in the Tremont Conference Room at the Boston Marriott Copley Place, 110 Huntington Avenue, Boston, MA 02116.

The official notice of meeting; the proxy statement, which describes in detail the matters to be discussed and voted on at the meeting; and the form of proxy are included with this letter.

Your vote is important. You may vote your shares over the Internet; by telephone; by mail, if you received a paper copy of the proxy materials by mail and follow the instructions on the proxy card or voting instruction card; or in person at the meeting. If you vote by proxy prior to the meeting, you may withdraw your proxy and vote in person at the meeting if you wish to do so. Whether or not you plan to attend the meeting in person, I urge you to vote as soon as possible so as to be sure that your shares will be represented at the meeting.

On behalf of all of management and your Board of Directors, I thank you for your continued support.

Sincerely,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Letter from the Lead Independent Director

April 19, 2017

As the Lead Director, it has been my privilege to serve you and my fellow Board members. As American Tower seeks to lead global connectivity, our Board actively engages in discussion and oversight, including approval of investments in new markets and the exploration of broader opportunities to enhance or extend our shared communications infrastructure business. Throughout this process, we seek to carefully balance potential risks with our desire to optimize stockholder returns.

Our Board understands the important role governance plays in helping us operate effectively, achieve success and build sustainable value for our stockholders. The National Association of Corporate Directors, New England chapter, recognized our Board as the “2016 Public Company Board of the Year.” We were honored to receive this award as our Board remains focused on ensuring our corporate governance practices are best in class.

Our relationship with our stockholders is an important part of our Board’s corporate governance commitment. We continue to engage in constructive dialogue with our stockholders to provide transparency and be responsive to their perspectives. For instance, after receiving feedback from our stockholders, we have significantly redesigned our compensation program during the last few years, which, among other things, provided for the elimination of stock options, the addition of a performance-based vesting feature in the long-term incentive program and a greater weighting towards quantitative metrics in the annual performance incentive program. In addition, in 2016, we adopted proxy access to give our stockholders an even greater voice in director elections.

We take our role in shaping talent seriously as we stand poised to pursue our vision and long-term strategic plans. Diversity and inclusion are embedded in the American Tower philosophy and guide us in how we relate to one another, how we manage the Company and how we serve our tenants. In addition to our diverse employee base, our Board celebrates its diversity, as we bring together a wealth of different experiences, knowledge and skills that ultimately benefit our Company and stockholders in the long term.

Finally, our Board believes corporate responsibility initiatives inform the sustainable actions we take and help ensure that we are making a positive impact on the communities in which we operate. In addition to the fundamentally green nature of our shared infrastructure model, our teams continue to explore ways of developing power solutions that not only preserve connectivity, but also reduce American Tower’s and mobile network operators’ reliance on fossil fuels. While also pursuing green initiatives, we strive to make a difference in our communities through, among other things, our signature philanthropic program that promotes technology in education.

On behalf of our Board of Directors, I thank you for your continued support. We appreciate the opportunity to serve American Tower on your behalf.

Sincerely,

Pamela D.A. Reeve

Lead Director

Notice of

2017 Annual Meeting of Stockholders

Date:	Wednesday, May 31, 2017
Time:	11:00 a.m. local time
Location:	Tremont Conference Room Boston Marriott Copley Place, 110 Huntington Avenue, Boston, MA 02116
Record Date:	April 5, 2017

At the Annual Meeting you will be asked to:
Proposal 1	Elect nine Directors for the ensuing year or until their successors are elected and qualified;
Proposal 2	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017;
Proposal 3	Approve, on an advisory basis, our executive compensation;
Proposal 4	Vote, on an advisory basis, on the frequency with which we will hold a stockholder advisory vote on executive compensation; and
Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

HOW YOU MAY VOTE

You may vote if you were a stockholder of record on April 5, 2017 (the record date). To ensure that your shares are represented at the meeting, please vote as soon as possible by one of the following methods:

For more detailed information on voting, please see “How do I cast a vote” in the “Questions & Answers” section beginning on page 70 of this Proxy Statement.

By order of the Board of Directors,

Edmund DiSanto
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary

Boston, Massachusetts

April 19, 2017

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Whether or not you expect to attend the Annual Meeting, please vote as soon as possible to ensure representation of your shares at the Annual Meeting. You may vote your shares over the Internet, by telephone or by mail (as applicable) by following the instructions on the proxy card or voting instruction card.

Materials will be made available on or about April 19, 2017.

PROXY STATEMENT SUMMARY	1

CORPORATE GOVERNANCE	8

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS	25

Securities Authorized for Issuance under Equity Compensation Plans	59

PROPOSAL 1-ELECTION OF DIRECTORS	60

PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	66

PROPOSAL 3-ADVISORY VOTE ON EXECUTIVE COMPENSATION	67

PROPOSAL 4-ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTE	69

QUESTIONS & ANSWERS	70

ADDITIONAL INFORMATION	73

Other Matters	73

Section 16(a) Beneficial Ownership Reporting Compliance	73

Proposals of Stockholders	73

Proxy Access	74

Householding of Annual Meeting Materials	74

Annual Report on Form 10-K	74

APPENDIX A	A-1

Proxy Statement Summary

The following pages provide a summary of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before submitting your vote.

Proposals To Be Voted On

Proposal		Board’s Voting Recommendation	Page Reference
Proposal No. 1	Election of Directors	FOR	60
Proposal No. 2	Approval of Independent Accountant	FOR	66
Proposal No. 3	Advisory Vote on Executive Compensation	FOR	67
Proposal No. 4	Advisory Vote on Frequency of Executive Compensation Vote	ONE YEAR	69

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Board and Corporate Governance Developments

Our Board of Directors (Board) is committed to highly effective corporate governance that is responsive to stockholders, ensuring that the Company delivers on its strategic objectives.

Stockholder Outreach

We regularly engage with our stockholders to understand their perspectives on corporate governance, executive compensation, sustainability and other matters.

Timeline of Selected Corporate Governance Events

2016 >

Executive Compensation—

•  Changed short-term incentive awards to reflect an 80% weighting on quantitative metrics (Company achievement of financial goals) and a 20% weighting on qualitative metrics.

•  Reduced the annual performance incentive award payout level at threshold to 50% of target.

•  Eliminated stock options from the long-term incentive program.

•  Increased the weighting of performance-based restricted stock units (PSUs) as a percentage of our long-term incentive awards.

•  Included Return on Invested Capital (ROIC) as an additional performance metric for PSU awards in our long-term incentive program to complement the Consolidated Adjusted Funds From Operations (Consolidated AFFO) per Share performance metric.(1)

Implemented proxy access at 3%, 3 years, 25% of Board, through an amendment to our Amended and Restated By-Laws (By-Laws), allowing stockholders the ability to nominate directors and have those nominees listed in our proxy statement and on our proxy card.

2015 >

Introduced Consolidated AFFO per Share as the performance metric for PSU awards in our long-term incentive program.(1)

Adopted a formal policy that prohibits our executive officers and Directors from entering into transactions hedging their interests in American Tower common stock (Common Stock).

2013 >	Amended our By-Laws to reduce the percentage of stockholders required to call a special meeting to 25%.
2012 >	Adopted stock ownership guidelines for our executive officers and Directors, which are set forth in our Corporate Governance Guidelines.
2009 >	Amended our By-Laws to provide for a majority vote standard for uncontested elections of directors.

Additional corporate governance features are highlighted beginning on page 8 of this Proxy Statement.

(1)	ROIC, Consolidated AFFO and Consolidated AFFO per Share are non-GAAP financial measures. Definitions and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Corporate Responsibility Highlights

We understand that the way we conduct our business is an integral component of the continued success of our Company. As a result, our commitment to responsible corporate citizenship is woven into all aspects of our global culture.

Our four strategic pillars of corporate responsibility—ethics, environment, people and philanthropy—are rooted in our core values.

Ethics: Dedication to ethical business practices	People: Development of our diverse global teams

•  Maintain a diverse and independent Board to promote sound corporate governance practices.

•  Give our stockholders an even greater voice in director elections through proxy access.

•  Provide our employees with comprehensive development courses, including courses on our Foreign Corrupt Practices Act and Code of Ethics and Business Conduct policies.

•  Hold our vendors to high ethical and compliance standards.

•  Focus on building an inclusive, diverse and high-performing workforce that reflects the global communities in which we do business.

•  Assist our employees with their career goals through a range of development tools and resources.

•  Ensure that we are compliant with health and safety standards through wide-ranging training programs and comprehensive internal audit processes.

Environment: Preservation of our environment	Philanthropy: Focus on giving back to our communities

•  Reduce our environmental footprint by colocating multiple tenants on a single structure.

•  Maintain a dedicated team to work with regulators to understand and optimize our full compliance with environmental laws.

•  Develop power solutions to reduce our reliance on fossil fuels, such as our projects in Africa and India to reduce generator hours and increase generator efficiency.

•  Improve educational opportunities in our markets through technology, such as our Digital Village Squares in India.

•  Provide much-needed technology in rural communities in our global markets.

•  Maintain Company-sponsored volunteer days around the globe and a matching gift program in the U.S., through which employees can have charitable donations matched by the Company.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Executive Compensation Philosophy

Under our pay for performance philosophy, the vast majority of executive compensation is variable and tied to Company and individual performance. The goal is to reward our executive team for their leadership in meeting key near-term goals and objectives while also positioning the Company to generate sustainable long-term stockholder value.

Our approach to determining executive compensation includes an assessment of:

•	Company annual performance relative to pre-established financial goals;
•	Individual annual performance relative to pre-established strategic, organizational development and operational goals;
•	Company annual financial performance relative to that of competitors and peer group companies; and
•	Other relevant considerations, such as benchmarking data and other independent analyses and retention of executives with a multiyear track record of outstanding performance and proven leadership ability.

Other key features of our executive compensation program include:

•	Double-Trigger Equity Vesting and No Tax Gross-Ups in a Change of Control;
•	Reasonable Retirement and Welfare Benefits and No Pension Arrangements;
•	Claw Back Provisions;
•	Stock Ownership Guidelines;
•	Anti-Insider Trading Policy, including Prohibition on Hedging and Pledging;
•	Use of an Independent Compensation Consultant;
•	No Repricing or Repurchasing of Stock Options;
•	Annual Risk Assessment; and
•	Equity Awards Weighted Towards Performance-Based Metrics.

2016 Business Highlights

Key Financial Results(1)

•	Net income for the year was nearly $1.0 billion;
•	Consolidated AFFO per Share increased more than 14%, to $5.80;
•	Distributed an aggregate of nearly $924 million in cash dividends to common stockholders, including the dividend paid in January 2017 to stockholders of record as of December 28, 2016;
•	Maintained a strong balance sheet, ending the year with $3.6 billion in liquidity;
•	Maintained our investment-grade rating;
•	Raised $3.25 billion in the debt capital markets; and
•	Ended the year within our established long-term financial policy of 3-5x leverage.

▶	Total property revenue increased more than 22% to $5.7 billion

▶	Net income increased more than 44% to nearly $1.0 billion

▶	Adjusted EBITDA increased nearly 16% to $3.6 billion

▶	Consolidated AFFO increased nearly 16% to $2.5 billion

▶	ROIC increased to nearly 10%

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Asset Expansion in Legacy and New Markets

We expect our 2016 global portfolio expansion efforts in our legacy and new markets to further extend our ability to generate compelling long-term sustainable growth. These transactions included:

•	Acquisition of a 51% controlling ownership interest in Viom Networks Limited (Viom), a telecommunications infrastructure company that owns and operates approximately 42,000 wireless communications towers and 200 indoor distributed antenna system (DAS) networks in India;
•	Launch of operations in France (transaction closed in February 2017) through the acquisition of FPS Towers, which owns and operates approximately 2,400 wireless tower sites; and
•	Launch of operations in Argentina through the acquisition of Comunicaciones y Consumos, S.A., which owns or operates urban telecommunications assets, fiber and the rights to utilize certain existing utility infrastructure for future telecommunications equipment installation.

CEO’s Track Record of Success

Mr. Taiclet has served as our CEO since 2003. Under his stewardship, American Tower has continued to deliver solid performance while substantially growing its operations and simultaneously returning cash to stockholders. Below are some of the key highlights relating to Mr. Taiclet’s tenure with the Company (beginning at the end of 2003 through February 27, 2017):

•	Completed several transformative transactions, including the acquisition of SpectraSite, Inc. in 2005, the acquisition of MIP Tower Holdings LLC in 2013, the transaction with Verizon Communications Inc. in 2015 and the acquisition of Viom in 2016, all of which strategically positioned the Company as a leader in multitenant communications real estate;
•	On track to exceed our goal of doubling our 2012 Consolidated AFFO per Share(1) by the end of 2017;
•	Maintained strong annual Consolidated AFFO per Share(1) growth throughout that five-year period;
•	Increased our asset base from approximately 15,000 towers to approximately 147,000 communications sites;
•	Expanded our geographic footprint from 3 countries to 15 countries, while diversifying our tenant base with well-capitalized global mobile network operators; and
•	Returned excess capital to stockholders, including through our stock repurchase program and distributions to preferred and common stockholders in the aggregate of $7.4 billion, including the dividend paid in January 2017.

Executive Pay Mix

CHIEF EXECUTIVE OFFICER – TARGET COMPENSATION	AVERAGE OF OTHER FOUR NEOS– TARGET COMPENSATION

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

chief executive officer target compensation average of other four neos- target compensation 90% variable (annual incentive award+equity awards) 86% variable (annual incentive award+equity awards)

PROXY STATEMENT SUMMARY

Our Director Nominees

You are being asked to vote on the election of nine Directors. All Directors are elected annually by a majority of votes cast. Detailed information about each Director’s background, skill set and areas of expertise can be found beginning on page 61.

Name and Title	Age	Director Since	Independent	Committee Memberships			Other Public Company Boards
				Audit(1)	Compensation	Nominating
JAMES D. TAICLET, JR.† Chairman, President & CEO, American Tower Corporation	56	2003					None
RAYMOND P. DOLAN President & CEO, Sonus Networks, Inc.	59	2003	•				Sonus Networks, Inc.
ROBERT D. HORMATS Vice Chairman, Kissinger Associates, Inc.	74	2015	•				None
GUSTAVO LARA CANTU Former CEO, Monsanto Company (Latin American North Division)	67	2004	•				None
CRAIG MACNAB(2) CEO and Chairman, National Retail Properties, Inc.	61	2014	•				National Retail Properties, Inc.
JOANN A. REED Healthcare consultant and former SVP, Finance and CFO, Medco Health Solutions, Inc.	61	2007	•	Chair			Mallinckrodt plc; Waters Corporation
PAMELA D.A. REEVE* Former President and CEO, Lightbridge, Inc.	67	2002	•				Frontier Communications Corporation; Sonus Networks, Inc.
DAVID E. SHARBUTT(3) Former CEO and Chairman, Alamosa Holdings, Inc.	67	2006	•			Chair	None
SAMME L. THOMPSON President, Telit Associates, Inc.	71	2005	•		Chair		Spok Holdings, Inc.

†	Sole Management Director
*	Lead Director
(1)	Carolyn F. Katz will not stand for re-election. She will continue to serve on the Audit Committee until the Annual Meeting.
(2)	Mr. Macnab will retire from his current roles as Chief Executive Officer, Chairman and director at National Retail Properties, Inc., effective April 28, 2017.
(3)	Mr. Sharbutt was appointed to the Audit Committee in April 2017.

Board of Directors Snapshot for Fiscal Year 2016

Number of Directors: 10	Number of Directors Added in Last 3 years: 2
Average Age: 64	Number of Board meetings in 2016: 10
Number of Independent Directors: 9 (all except our Chairman)	Average Director Attendance in 2016: 94%

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Board Diversity

While we do not have a specific diversity policy for our Board, our Corporate Governance Guidelines provide for selecting Directors who reflect a diversity of skills, professional and personal backgrounds and experiences. We are proud to have Directors that are highly diverse, including with respect to gender and race. Here are some statistics regarding the composition of our Board in 2016:

Our Board consists of individuals with diverse and complementary business, leadership and financial expertise. Many of our Directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provide an understanding of different business processes, challenges and strategies. Some Directors have industry and public policy experience that provide insight into issues faced by public companies.

Key Corporate Governance Best Practices

•  Annual Election of All Directors

•  All Directors Except Chairman Are Independent (Our CEO serves as Chairman and is the only Management Director)

•  Lead Independent Director

•  Only Independent Directors Serve on Board’s Standing Committees

•  Majority Voting for Directors

•  Independent Directors Meet Without Management Present

•  Annual Review of Board Composition and Succession Planning

•  One Vote per Share of Common Stock

•  Regular Stockholder Engagement

•  Proxy Access (3%, 3 years, 25% of Board)

•  Code of Ethics and Business Conduct Policy

•  Corporate Governance Guidelines

•  Disclosure Committee for Financial Reporting

•  Stock Ownership Requirements for Directors and Executives

•  Stockholders’ Right to Act by Written Consent

•  Anti-Insider Trading Policy, including Anti-Hedging and Anti-Pledging Provisions

•  Claw Back Provisions

•  Double-Trigger Equity Vesting and No Tax Gross-Ups in a Change of Control

•  Stockholder Ability to Call Special Meetings (25% Ownership Threshold)

•  Annual Risk Assessment

•  Review and Approval Policy for Related Party Transactions

•  Independent Compensation Consultant

•  Annual Review of CEO Performance, Under Leadership of Lead Independent Director

•  Directors Attend Continuing Education Programs

•  Stock Options Are Not Repriced or Repurchased

For fiscal year 2016:

•	We had no related party transactions;
•	There were no transactions that affected our Directors’ independence; and
•	There were no violations or waivers of our Code of Ethics and Business Conduct Policy (Code of Conduct) with respect to our Directors or executive officers.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Women & Ethnic Minorities Wireless and/or REIT Industry Experience Former and Current CEOs International Experience

Corporate Governance

General

Our Board is committed to strong corporate governance practices and dedicated to ensuring that American Tower is managed for the long-term benefit of our stockholders and other stakeholders. To fulfill this role, the Board and its three standing committees—Audit; Compensation; and Nominating and Corporate Governance—meet throughout the year and engage in meaningful discussions with management to ensure that the Board is informed regarding the Company’s activities, operating plans and strategic initiatives. Our Board was recently recognized by the National Association of Corporate Directors, New England chapter, as the “2016 Public Company Board of the Year.”

To promote full and complete compliance with all applicable corporate governance standards and remain aligned with best practices demonstrated by other public companies, the Board has adopted corporate governance principles and procedures, which it reviews and amends as necessary. We also continuously review guidance and interpretations provided by the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE).  Furthermore, we engage in meaningful discussions with our stockholders regarding governance issues and potential improvements.

CHANGES TO OUR CORPORATE GOVERNANCE PROGRAM IN 2016

•	Effective January 1, 2016, we amended our Code of Conduct to, among other things, clarify the process for reporting violations of the Code of Conduct and publicly disclose our anti-pledging and anti-hedging policies.

•	In February 2016, after discussions with several of our long-term stockholders and after a review of current market practices and trends, we amended our By-Laws to provide for proxy access, thereby giving our stockholders an even greater voice in Director elections.

You can access our current committee charters, Corporate Governance Guidelines and By-Laws in the “Investor Relations” section of our website, www.americantower.com, and our Code of Conduct in the “Corporate Responsibility” section of our website. You may also request such documents be mailed to you by writing to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations. Each charter is reviewed annually, and in September 2016, the Board made certain revisions to the Nominating and Corporate Governance Committee (Nominating Committee) charter.

Board of Directors

BOARD LEADERSHIP STRUCTURE

The Board is led by our President and CEO, James D. Taiclet, Jr., who assumed the role of Chairman of the Board in February 2004 and is the only management Director. Pamela D.A. Reeve is our independent Lead Director, a role she has held since May 2004 when appointed by the independent Directors.

The Nominating Committee frequently reviews the current Board structure, including whether the roles of Chairman and CEO should be separated. The Nominating Committee continues to believe that having a single Chairman and CEO with a strong Lead Director, complemented by an independent Board, has provided an appropriate balance and has helped contribute to our pursuit of sound corporate governance and Board effectiveness. We believe that having our CEO, the individual most familiar with our day-to-day operations, chair regular Board meetings ensures that key business issues and stockholder interests are brought to the attention of our Board in a timely manner. The Company’s growth since Mr. Taiclet was appointed CEO in 2003 demonstrates that

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

this leadership structure effectively promotes communication between the Board and management, which directly benefits our stockholders and other stakeholders.

SELECTION OF DIRECTORS AND BOARD REFRESHMENT

We are committed to ensuring that our Board is made up of Directors who bring a wealth of leadership experience, knowledge and skills that benefit our Company and stockholders. The Nominating Committee reviews the characteristics, skills and experience of the Board as a whole and its individual members on an ongoing basis at each regularly scheduled meeting to assess those traits against the needs identified to benefit the Company, its management and its stockholders. The Board, together with the Nominating Committee, believes that periodic Board refreshment is necessary to optimize the Board’s effectiveness. As we expand our operations throughout the world, the Nominating Committee strives to create a Board with the knowledge and skills necessary to oversee a global company effectively.

Board Succession Planning

The Nominating Committee works with the Chairman and Lead Director to develop a Board succession plan that effectively promotes the Company’s long-term strategic objectives. The Nominating Committee continuously evaluates the Board’s composition in light of the Company’s strategy and regularly reviews the current tenure of the Board. As a result, the Nominating Committee recommended two new Directors to the Board over the past three years to increase the Board’s real estate investment trust (REIT), international and financial expertise.

Process for Director Nomination / Selection

In considering candidates for the Board, the Nominating Committee recommends individuals whom it believes can best enhance the success of the business and represent stockholder interests through the exercise of sound judgment using the full Board’s experience. To identify and evaluate Director candidates, the Nominating Committee requests recommendations from Board members and others, holds meetings to evaluate biographical information and background material relating to potential candidates and, along with other Board members, interviews selected candidates.

As a stockholder, you may recommend to the Nominating Committee an individual for consideration as a potential Director candidate. To do so, please submit the candidate’s name, together with appropriate biographical information and background materials, to David E. Sharbutt, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. If the biographical and background material provided for stockholder recommended candidates is appropriate, the Nominating Committee will evaluate the candidate by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members. The Nominating Committee will review each candidate’s qualifications in light of the Board’s needs, given the current mix of Director attributes.

The Lead Director performs the following responsibilities to co-manage the Board effectively:

•	Assists the Chairman in communicating with, and assigning tasks to, the other Board members;

•	Works with the Chairman to establish agendas for upcoming Board meetings and reviews meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

•	Leads discussions regarding risk management;

•	Together with the Chairperson of the Compensation Committee, prepares and conducts the annual performance review of the CEO, with input from each Director on the CEO’s performance and achievements during the year and from the Compensation Committee on proposed compensation matters; and

•	Serves as Chairperson of all Board meetings at which the Chairman is not present, including the Board’s executive sessions of non-management Directors, as defined under the NYSE rules, which are held at least once per quarter. Any non-management Director, including the Lead Director, may request additional executive sessions.

BOARD ACCOUNTABILITY

The following governance policies provide board accountability to stockholders:

•	Annual election of the entire Board

•	Majority voting for Directors

•	Stockholder right to call special meeting

•	Stockholder right to act by written consent

•	Proxy access

•	Regular stockholder engagement

•	One vote per share of Common Stock

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

Stockholders proposing Director nominations must comply with the advance notice and specific information requirements in our By-Laws, which include, among other things, the disclosure of hedging, derivative interests and other material interests of the nominating stockholder and Director nominee. In addition, each Director nominee proposed by a stockholder must deliver, promptly following the stockholder meeting at which such nominee is elected or re-elected, a statement that he or she agrees to tender an irrevocable advance resignation in accordance with our Corporate Governance Guidelines.

In addition, our By-Laws permit a group of up to 20 stockholders who have owned at least three percent (3%) of American Tower stock continuously for at least three (3) years the ability to submit Director nominees—up to twenty-five percent (25%) of the Board—for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws.

Once elected, a new Director is required to participate in a customized Board orientation program at our corporate headquarters that includes information on our corporate governance policies and briefings by each of our senior operational and functional leaders on our business and practices. We also offer customized standing committee orientation programs to Directors upon appointment to a standing committee on which he or she has not previously served.

BOARD MEETINGS

During fiscal 2016, our Board held four regular meetings in person and six special meetings by telephone. Each current Director attended at least 75% of the aggregate number of meetings of our Board and the committees on which he or she served. All of the then-current Directors attended our 2016 Annual Meeting of Stockholders. We encourage, but do not require, our Directors to attend each annual meeting of stockholders.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

DIRECTOR SKILLS AND QUALIFICATIONS CRITERIA

In considering candidates for inclusion in the Board’s slate of recommended Director nominees, the Nominating Committee considers individuals who have the desired skills, capabilities and experiences relevant to a global, publicly traded company and helpful for developing an understanding of our business. As described in our Corporate Governance Guidelines, the Nominating Committee assesses director candidates based on specific criteria. Although the Nominating Committee does not assign specific numeric weights to these skills in its assessments, any Director candidate is expected to possess substantive knowledge or experience in at least several of the following criteria:

PRIOR EXPERIENCE IN A LEADERSHIP/EXECUTIVE ROLE:
A Director’s leadership experience, especially in an executive role, strongly enhances the Board’s ability to manage risk and oversee operations.
OPERATIONAL AND MANAGEMENT EXPERIENCE:
Individuals who possess managerial and day-to-day operational experience enhance the Board’s ability to understand and effectively oversee each market’s operations.
FINANCE/CAPITAL ALLOCATION EXPERIENCE:
Directors with finance experience assist in evaluating our financial strategy and capital allocation strategy. Our capital allocation strategy and maintenance of a strong balance sheet require certain of our Directors to have financial literacy to oversee financial decisions, financial results and internal controls.
WIRELESS AND/OR REIT INDUSTRY EXPERIENCE:
Directors with experience in our industry have the knowledge needed to leverage business relationships, develop new business and provide operational insight.
INTERNATIONAL EXPERIENCE:
Given that we operate in 15 countries across five continents, our Board believes that international experience helps the management team achieve the Company’s growth objectives.
STRATEGIC AND TECHNOLOGY EXPERIENCE:
Directors with strategic and/or technology experience bring certain unique skills to guide the management team in strategic and operational matters.
PRIOR BOARD AND GOVERNANCE EXPERIENCE:
Prior board and governance experience gives our Directors the knowledge and capabilities to perform their duties on the Board effectively.
THOUGHT LEADERSHIP:
Directors with experience in working with business and policy thought leaders help further our strategic vision to lead wireless connectivity around the globe.

As noted in the Directors’ biographies beginning on page 61, the Nominating Committee also focuses on issues of diversity, including traditional diversity categories such as gender, race and national origin, as well as diversity and differences in viewpoints and skills. The Nominating Committee seeks to maintain a Board that is strong in its collective knowledge and has a diversity of skills, ability, perspectives and experience that enable the Board to fulfill its responsibilities. The Nominating Committee evaluates each individual Director candidate in the context of the Board as a whole.

In determining whether to recommend a Director for re-election, the Nominating Committee also considers the Director’s past attendance at meetings and participation in, and contributions to, the activities of the Board and standing committees.

Because we believe that our Directors should be continually educated regarding corporate governance processes and practices, our business and our industry, we periodically conduct presentations to the Board, often using external experts. The Nominating Committee annually reviews that year’s Director training initiatives to determine programs for the upcoming year. Additionally, we encourage each independent Director to attend, annually and at the Company’s expense, at least one board education course offered by either an academic institution or a professional service organization.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

DIRECTOR INDEPENDENCE

The NYSE rules effectively create a two-step process for determining whether a Director qualifies as “independent.” First, a Director must satisfy the bright-line standards for independence established by the NYSE. And second, the Board must affirmatively determine that the Director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

As set forth in our Corporate Governance Guidelines, the Board has established guidelines to help it determine whether a Director has a material relationship with the Company. Under these guidelines, a Director is not considered to have a material relationship with the Company solely on the grounds that he or she:

•	is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, us for property or services, unless the amount of such payments or receipts, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues;

•	is an executive officer of another company that is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than five percent (5%) of the total consolidated assets of the company at which he or she serves as an executive officer;

•	is a director of another company that does business with us, provided that he or she owns less than five percent (5%) of the outstanding capital stock of the other company and recuses himself or herself from any deliberations of our Board with respect to such other company; or

•	serves as an executive officer of any charitable organization, unless our charitable contributions to the organization, in any of the three fiscal years preceding the determination, exceeded the greater of $1 million or two percent (2%) of such charitable organization’s consolidated gross revenues.

In addition, ownership of a significant amount of our Common Stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the other independent Directors (as defined above) will determine whether a material relationship exists, based upon the recommendation of the Nominating Committee.

The Board has determined that, based on his or her compliance with the Board’s established guidelines, each of American Tower’s non-management Directors has no material relationship with us and is “independent” under Section 303A.02 of the NYSE listing standards. In making its assessment, the Board determined that each of Messrs. Dolan, Hormats, Lara and Macnab and Ms. Reed had no relationship with the Company, other than being a Director or stockholder. With respect to Ms. Reeve and Messrs. Sharbutt and Thompson, the Board determined that relationships that existed with the Company were immaterial. Specifically, the Board considered that each of Ms. Reeve and Messrs. Sharbutt and Thompson served or currently serves as a director of a company that does business with us, as follows: Ms. Reeve currently serves as a director and chair of Frontier Communications Corporation; Mr. Sharbutt currently serves as a director of Flat Wireless, LLC; and Mr. Thompson currently serves as a director of Spok Holdings, Inc. In each case, the Board determined that such service was in accordance with the NYSE listing standards and our Corporate Governance Guidelines in that none of these Directors beneficially owns five percent (5%) or more of the outstanding capital stock of the applicable company and each recuses himself or herself from any deliberations of the Board with respect to the applicable company.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

BOARD COMMITTEES

Our Board has three standing committees: The Audit Committee; the Compensation Committee; and the Nominating Committee. Only independent Directors serve on the standing committees.

    Audit Committee

Members: JoAnn A. Reed (Chair) Carolyn F. Katz(1) Craig Macnab David E. Sharbutt(2) Meetings in 2016: 8

Key Responsibilities:

•   Oversees management’s financial reporting processes.

•   Meets with our independent registered public accounting firm, outside the presence of management, to discuss our financial reporting, including internal accounting controls and policies and procedures.

•   Approves all fees related to audit and non-audit services.

•   Selects and evaluates our independent registered public accounting firm.

•   Oversees our systems of internal accounting and financial controls.

•   Reviews the annual independent audit of our financial statements.

•   Reviews our financial disclosures.

•   Reviews and implements our Code of Conduct through oversight by the Ethics Committee.

•   Establishes and implements “whistle-blowing” procedures.

•   Oversees risk and other compliance matters.

(1)	Ms. Katz will not stand for re-election.
(2)	Mr. Sharbutt was appointed to the Audit Committee in April 2017.

Each member is an audit committee financial expert under SEC rules and has the accounting or related financial-management expertise required under NYSE rules. In addition, each member is “independent” under the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). No Audit Committee member serves on the audit committee of more than two other public companies.

The Audit Committee’s meetings in 2016 were designed to facilitate and encourage communications between members of the Committee, management, our internal auditors and our independent registered public accounting firm, Deloitte & Touche LLP. Prior to each earnings release, the Audit Committee met with management and our auditors to review such releases.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

    Compensation Committee

Members: Samme L. Thompson (Chair) Gustavo Lara Cantu Raymond P. Dolan Meetings in 2016: 6

Key Responsibilities:

•   Assists the Board in establishing compensation policies for our executive officers and the Board, including approving employment agreements or arrangements with executive officers.

•   Reviews and approves individual and overall corporate goals and objectives related to executive compensation; evaluates executive performance in light of those goals and objectives; and determines executive compensation levels based on this evaluation, including as it relates to our CEO.

•   Assesses—annually, and together with its independent compensation consultant and management—the factors and criteria underlying our compensation plans for all employees to determine whether any elements create an inappropriate level of risk, as well as methods to mitigate any identified potential risks. This includes considering, among other things:

–   whether each plan provides for an overachievement mechanism or cap on performance incentive award opportunity;

–   the existence of discretionary authority;

–   whether payouts are linked to overall Company goals;

–   the timing of prospective payments;

–   the inclusion of certain windfall or “claw back” provisions;

–   the contribution of the awards to a participant’s total mix of compensation; and

–   any risk-mitigating factors.

•   Administers our equity incentive plans, approving any proposed amendments or modifications.

•   Reviews our compensation programs.

•   Oversees our stock ownership guidelines.

•   Regularly reviews executive compensation market trends, recommending changes to programs or processes accordingly.

•   Reviews Compensation Committee reports for inclusion in appropriate regulatory filings.

For more information on the Compensation Committee’s role and our processes and procedures for determining executive compensation, see “Compensation Discussion and Analysis” beginning on page 25.

    Nominating and Corporate Governance Committee

Members David E. Sharbutt (Chair) Robert D. Hormats Pamela D.A. Reeve Meetings in 2016: 6

Key Responsibilities:

•   Establishes performance criteria for the annual evaluation of the Board and its committees.

•   Oversees the annual self-evaluation by Board members.

•   Identifies and recommends individuals to serve on the Board and its committees.

•   Develops and makes recommendations with respect to our Corporate Governance Guidelines, including the appropriate size, composition and responsibilities of the Board and its committees.

•   Reviews corporate governance best practices and market trends.

•   Reviews and approves or ratifies any related party transactions.

•   Reviews any contemplated outside directorships of current Board members.

•   Responds to stockholder requests and inquiries.

•   Reviews and recommends Director training initiatives.

•   Advises the Board with respect to Board committee charters, composition and protocol.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

ANNUAL EVALUATION

To identify areas that are effective and areas for improvement, our Board, with oversight by the Nominating Committee, conducts annual evaluations of its performance and that of each of its three standing committees. The table below summarizes the process followed in 2016. We expect to conduct a similar Board and committee self-evaluation process in 2017.

Identification of Third-Party Consultant; Information Gathering	The Nominating Committee hired an independent consultant to conduct the Director self-evaluation process. Using a set of prepared questions as a guide, the consultant conducted interviews and discussion sessions with each committee’s members, individual Directors and the full Board, as well as with members of senior management who interact with the Board. In addition, each Board member completed a survey to independently assess the Board and applicable committee.
Review and Assessment; Report to Nominating Committee and Board	The third-party consultant gathered the information in these sessions and survey, analyzed the data and presented the findings to our Nominating Committee and full Board.
Action by the Nominating Committee	The Nominating Committee used these results to review and assess the Board’s and each committee’s composition, responsibilities, structure, processes and effectiveness.

DIRECTOR COMPENSATION

As of December 31, 2016, our standard compensatory arrangement with our non-management Directors included the following:

•	an annual retainer of $85,000;

•	an annual payment of $10,000 for each committee on which a Director serves (except that members of the Audit Committee receive $15,000);

•	an annual payment of $10,000 to the Chairperson of the Nominating Committee and $15,000 to the Chairpersons of the Audit and Compensation Committees; and

•	an annual payment of $30,000 for the Lead Director of the Board.

On March 10, 2016, based on their performance in the prior year and expected future contributions to the Company, we granted each of the non-management Directors, other than Mr. Hormats, 1,584 restricted stock units (RSUs), which fully vest on the one-year anniversary of the grant. Mr. Hormats joined the Board in October 2015, and accordingly, received a sign-on equity grant on March 10, 2016 of 2,535 fully vested RSUs.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

The following table provides information regarding the compensation of each non-management Director who served on our Board during the year ended December 31, 2016. Information regarding the compensation of Mr. Taiclet may be found under “Executive Compensation” beginning on page 51.

DIRECTOR COMPENSATION FOR 2016

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2) (c)	Total($) (h)
Raymond P. Dolan	$95,000	$150,021	$245,021
Robert D. Hormats	$95,000	$240,090	$335,090
Carolyn F. Katz	$100,000	$150,021	$250,021
Gustavo Lara Cantu	$95,000	$150,021	$245,021
Craig Macnab	$100,000	$150,021	$250,021
JoAnn A. Reed	$115,000	$150,021	$265,021
Pamela D.A. Reeve	$130,000	$150,021	$280,021
David E. Sharbutt	$105,000	$150,021	$255,021
Samme L. Thompson	$110,000	$150,021	$260,021

(1)	The amount in column (c) reflects the aggregate grant date fair value of awards granted for the fiscal year ended December 31, 2016. The aggregate grant date fair value of the awards was calculated by multiplying the number of shares of Common Stock underlying the RSU awards by $94.71, the closing market price of shares of our Common Stock on the grant date, March 10, 2016.

(2)	No stock option awards were granted during the fiscal year ended December 31, 2016. As of December 31, 2016, each non-management Director who served on our Board during 2016 held the following outstanding options to purchase Common Stock and shares of Common Stock underlying the RSU awards. As of December 31, 2016, all of the following options were fully vested and exercisable:

Name	Number of Unvested Shares Underlying Restricted Stock Unit Award (#)	Market Value of Unvested Shares Underlying Unvested Restricted Stock Units ($)(1)	RSU Grant Date	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Raymond P. Dolan				3,653	$50.78	3/10/2011
				3,590	$62.00	3/12/2012
				3,239	$76.90	3/11/2013
				5,054	$81.18	3/10/2014
				4,971	$94.57	3/10/2015
	1,584	$167,397	3/10/2016
Carolyn F. Katz				5,000	$37.70	3/17/2008
				7,152	$28.39	3/10/2009
				4,167	$43.11	3/10/2010
				3,653	$50.78	3/10/2011
				3,590	$62.00	3/12/2012
				3,239	$76.90	3/11/2013
				5,054	$81.18	3/10/2014
				4,971	$94.57	3/10/2015
	1,584	$167,397	3/10/2016
Gustavo Lara Cantu				3,653	$50.78	3/10/2011
				3,590	$62.00	3/12/2012
				3,239	$76.90	3/11/2013
				5,054	$81.18	3/10/2014
				4,971	$94.57	3/10/2015
	1,584	$167,397	3/10/2016

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

Name	Number of Unvested Shares Underlying Restricted Stock Unit Award (#)	Market Value of Unvested Shares Underlying Unvested Restricted Stock Units ($)(1)	RSU Grant Date	Number of Securities Underlying Outstanding Options (#)	Option Exercise Price ($)	Option Grant Date
Craig Macnab				5,953	$94.57	3/10/2015
	1,584	$167,397	3/10/2016
JoAnn A. Reed				25,000	$40.34	8/1/2007
				5,000	$37.70	3/17/2008
				7,152	$28.39	3/10/2009
				4,167	$43.11	3/10/2010
				3,653	$50.78	3/10/2011
				3,590	$62.00	3/12/2012
				3,239	$76.90	3/11/2013
				5,054	$81.18	3/10/2014
				4,971	$94.57	3/10/2015
	1,584	$167,397	3/10/2016
Pamela D.A. Reeve				5,000	$37.70	3/17/2008
				7,152	$28.39	3/10/2009
				4,167	$43.11	3/10/2010
				3,653	$50.78	3/10/2011
				3,590	$62.00	3/12/2012
				3,239	$76.90	3/11/2013
				5,054	$81.18	3/10/2014
				4,971	$94.57	3/10/2015
	1,584	$167,397	3/10/2016
David E. Sharbutt				4,167	$43.11	3/10/2010
				3,653	$50.78	3/10/2011
				3,590	$62.00	3/12/2012
				3,239	$76.90	3/11/2013
				5,054	$81.18	3/10/2014
				4,971	$94.57	3/10/2015
	1,584	$167,397	3/10/2016
Samme L. Thompson				10,000	$37.52	3/15/2007
				5,000	$37.70	3/17/2008
				7,152	$28.39	3/10/2009
				4,167	$43.11	3/10/2010
				3,653	$50.78	3/10/2011
				3,590	$62.00	3/12/2012
				3,239	$76.90	3/11/2013
				5,054	$81.18	3/10/2014
				4,971	$94.57	3/10/2015
	1,584	$167,397	3/10/2016

(1)	The value of the unvested shares of Common Stock underlying the restricted stock unit award was calculated by multiplying the number of unvested shares of Common Stock by $105.68, the closing market price of shares of our Common Stock on December 30, 2016.

In February 2017, based on review of peer-group and benchmarking analyses, we made no changes to our standard non-management Director compensation.

RISK OVERSIGHT

The Board oversees the management of the Company’s risk exposure through the following framework:

•	At each Board meeting, management provides updated quarterly information concerning strategic and operational risks to the Company’s primary business goals and initiatives in each geographic area and each functional group, as well as the Company’s efforts to mitigate those risks.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board of Directors

•	The Lead Director regularly discusses with the other independent Directors management’s assessment of those risks in executive sessions and determines whether further review or action by the full Board or a particular committee is necessary or appropriate. Each year, one Board meeting is dedicated to reviewing the Company’s strategies, including considering significant risks the Company faces. This annual enterprise risk assessment helps management identify risks, develop mitigation procedures and measures, and assess the effectiveness of those measures. These results are then presented to the full Board.

The Board is responsible for understanding the Company’s most significant risks, ensuring that management responds appropriately, and making risk-informed strategic decisions. The Board monitors risk exposure to ensure that it is in line with the Company’s overall tolerance for, and ability to manage, risk.

Our standing committees, which are made up solely of independent Directors, most of whom have had extensive experience in providing strategic and advisory services to other public companies, assist the Board in evaluating the risks the Company faces as well as our policies for risk management and assessment. At each regularly scheduled Board meeting, each committee’s Chairperson reports on, among other things, any identified risks associated with that committee’s principal areas of focus.

The Audit Committee:

•	Has primary responsibility for assisting the Board with risk oversight for the Company.

•	Considers audit, accounting, financial reporting and compliance risk, including material litigation instituted against the Company and the resolution of issues raised through our Ethics Committee process.

•	Holds, at each regularly scheduled meeting, separate executive sessions to identify and assess risks and oversee the methodologies that management implements to address those risks. These executive sessions often include representatives from our independent registered public accounting firm, as well as from our risk management and internal audit, finance and legal departments.

The Compensation Committee:

•	Reviews and balances risk in our compensation practices, programs and policies.

•	Assesses—annually, and with its independent compensation consultant and management—the Company’s compensation programs for all employees to determine if any elements of these plans create an inappropriate level of risk and to evaluate management’s methods to mitigate any potential risks.

The Nominating Committee:

•	Oversees risks associated with Board and Committee composition, including the current Directors’ skill sets and the Company’s anticipated future needs.

•	Oversees risks associated with the Company’s corporate governance structure and related party transactions.

The Board’s role in risk oversight complements our leadership structure, with senior management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees overseeing those efforts. We believe that this is an effective approach to addressing the risks we face and supports our current Board leadership structure, as it allows our independent Directors to evaluate our risks and our risk management and assessment policies through fully independent Board committees, with ultimate oversight by the full Board as led by our Chairman/CEO and our independent Lead Director.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Communications from Stockholders and Other Interested Parties

Stock Ownership Guidelines

To further align the interests of our leadership with those of our stockholders and promote our commitment to sound corporate governance, our Corporate Governance Guidelines include stock ownership guidelines. Each executive officer and Director is expected to beneficially own American Tower stock equal in market value to a specified multiple of his or her annual base salary or annual cash retainer, as applicable. The guideline for the CEO is six (6) times his or her annual base salary and for each of the other executive officers is three (3) times his or her annual base salary. The guideline for each non-management Director is five (5) times the annual cash retainer. Each executive officer and non-management Director has five years from the date of hire/appointment to reach his or her ownership target. Additionally, each executive officer is required to retain 50% of shares net of tax obligations until he or she meets the ownership requirements.

For determining compliance with these guidelines, we count actual shares, unvested time-based RSUs, in-the-money value of vested options and unvested PSUs (at target). The Compensation Committee administers these stock ownership guidelines and may modify their terms and grant hardship exceptions at its discretion. As of April 5, 2017, each executive officer and Director exceeded his or her applicable stock ownership requirement.

Succession Planning

The Board recognizes that succession planning is a key component of the Company’s continued success. Pursuant to our Corporate Governance Guidelines, on an annual basis, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. The Board reviews potential candidates for succession planning purposes in light of their performance, leadership qualities and ability to manage additional responsibilities. The Board also considers potential risks regarding the retention of the Company’s current executive officers and succession candidates, the timeline for implementing each succession plan, and the extent of disruption likely to be caused as a result of unplanned attrition. In addition, as part of its risk management process, the Board has developed an interim emergency succession plan.

Communications from Stockholders and Other Interested Parties

The Board gives appropriate attention to written communications submitted by stockholders and other interested parties and will respond if and as appropriate. The Board has designated the Nominating Committee to consider, and determine responses to, communications from stockholders and other interested parties. If you wish to send communications on any topic to the Board and its non-management Directors, address your communications to David E. Sharbutt, Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116. Stockholders proposing Director nominations or any other business for consideration at a meeting of stockholders must comply with the proxy access provisions or the advance notice and related provisions in our By-Laws, as applicable.

Under most circumstances, the Chairperson of the Nominating Committee is, with the assistance of our General Counsel, primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other Directors as he or she considers appropriate. Communications that relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating Committee considers to be important for the Directors to consider will be forwarded to all Directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than are communications relating to ordinary business affairs or matters that are personal or otherwise not relevant to the Company, including mass mailings and repetitive or duplicative communications.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Communications from Stockholders and Other Interested Parties

Approval of Related Party Transactions

Our Corporate Governance Guidelines include a policy for the review and approval of all transactions involving the Company and related parties. Under the policy, “related parties” means our executive officers and Directors and stockholders owning more than five percent (5%) of our Common Stock, as well as any such person’s immediate family members. The policy also covers entities that are owned or controlled by related parties, or entities in or of which related parties have a substantial ownership interest or control. The policy does not cover any transaction that is available to employees or Directors generally or any transaction involving less than $120,000.

Under the policy, management must recommend to the Nominating Committee any related party transaction that it wishes to enter into, as well as the proposed value of the transaction. After reviewing the transaction, the Nominating Committee will approve or disapprove it, and management must continue to update the Nominating Committee of any material change to the proposed transaction. If management enters into a related party transaction before the Nominating Committee approves it, the Nominating Committee must ratify the transaction or management must make all reasonable efforts to cancel or annul the transaction.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth certain information known to us as of April 5, 2017 regarding shares of Common Stock beneficially owned as of such date by:

•	each member of our Board;

•	each executive officer named in the Summary Compensation Table, which can be found on page 51 in this Proxy Statement;

•	all Directors and executive officers as a group; and

•	each person known to beneficially own more than 5% of our outstanding Common Stock.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares to which the individual or entity has sole or shared voting power or investment power and also any shares that the individual or entity had the right to acquire within 60 days of April 5, 2017. Accordingly, the numbers of shares shown below include shares underlying stock options and RSUs that are vested or are expected to vest prior to June 4, 2017, which we collectively refer to below as “presently vested equity.” In addition, we have included shares to be purchased under the American Tower Corporation 2000 Employee Stock Purchase Plan (ESPP), assuming the maximum number of shares are purchased during the purchase period ending May 31, 2017 (based on period-to-date contributions, subject to purchase limitations set forth in the ESPP) and assuming a per share price of $85.83 (based on 85% of the closing price of Common Stock on the first trading day under the semi-annual purchase period pursuant to the terms of the ESPP). All percentages with respect to our Directors and executive officers are based on the shares of Common Stock outstanding as of April 5, 2017. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Name of Beneficial Owner	Number of Shares	Percent of Common Stock
Directors and Named Executive Officers
James D. Taiclet, Jr.(1)	1,369,012	*
Thomas A. Bartlett(2)	170,841	*
Edmund DiSanto(3)	449,541	*
Raymond P. Dolan(4)	31,944	*
William H. Hess(5)	209,051	*
Robert D. Hormats(6)	2,535	*
Carolyn F. Katz(7)	48,410	*
Gustavo Lara Cantu(8)	13,143	*
Craig Macnab(9)	10,806	*
Steven C. Marshall(10)	451,719	*
JoAnn A. Reed(11)	73,263	*
Pamela D.A. Reeve(12)	48,263	*
David E. Sharbutt(13)	29,798	*
Samme L. Thompson(14)	52,889	*
All Directors and executive officers as a group (16 persons)(15)	3,648,254	*

Five-Percent Stockholders
T.Rowe Price Associates, Inc.(16)
100 E. Pratt Street, Baltimore, Maryland 21202	29,241,780	6.86%
BlackRock, Inc.(17)
55 East 52nd Street, New York, New York 10055	27,173,344	6.37%
The Vanguard Group(18)
100 Vanguard Blvd., Malvern, PA 19355	26,552,536	6.23%

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Security Ownership of Certain Beneficial Owners and Management

*	Less than 1%

(1)	Includes 217,560 shares of Common Stock beneficially owned by Mr. Taiclet and presently vested equity with respect to an aggregate of 1,151,452 shares of Common Stock.

(2)	Includes 63,655 shares of Common Stock beneficially owned by Mr. Bartlett and presently vested equity with respect to an aggregate of 107,186 shares of Common Stock.

(3)	Includes 98,886 shares of Common Stock beneficially owned by Mr. DiSanto, presently vested equity with respect to an aggregate of 350,620 shares of Common Stock and 35 shares that Mr. DiSanto had the right to acquire under the ESPP.

(4)	Includes 11,437 shares of Common Stock beneficially owned by Mr. Dolan and presently vested equity with respect to an aggregate of 20,507 shares of Common Stock.

(5)	Includes 67,232 shares of Common Stock beneficially owned by Mr. Hess, presently vested equity with respect to an aggregate of 141,665 shares of Common Stock and 154 shares that Mr. Hess had the right to acquire under the ESPP.

(6)	Includes 2,535 shares of Common Stock beneficially owned by Mr. Hormats.

(7)	Includes 11,584 shares of Common Stock beneficially owned by Ms. Katz and presently vested equity with respect to an aggregate of 36,826 shares of Common Stock.

(8)	Includes 13,143 shares of Common Stock beneficially owned by Mr. Lara.

(9)	Includes 4,853 shares of Common Stock beneficially owned by Mr. Macnab and presently vested equity with respect to an aggregate of 5,953 shares of Common Stock.

(10)	Includes 56,995 shares of Common Stock beneficially owned by Mr. Marshall, presently vested equity with respect to an aggregate of 394,532 shares of Common Stock and 192 shares that Mr. Marshall had the right to acquire under the ESPP.

(11)	Includes 11,437 shares of Common Stock beneficially owned by Ms. Reed and presently vested equity with respect to an aggregate of 61,826 shares of Common Stock.

(12)	Includes 11,437 shares of Common Stock beneficially owned by Ms. Reeve and presently vested equity with respect to an aggregate of 36,826 shares of Common Stock.

(13)	Includes 5,124 shares of Common Stock beneficially owned by Mr. Sharbutt and presently vested equity with respect to an aggregate of 24,674 shares of Common Stock.

(14)	Includes 16,063 shares of Common Stock beneficially owned by Mr. Thompson and presently vested equity with respect to an aggregate of 36,826 shares of Common Stock.

(15)	Includes presently vested equity with respect to an aggregate of 2,964,423 shares of Common Stock and 582 shares that certain of our executive officers have the right to acquire within 60 days under the ESPP.

(16)	Based on a Schedule 13G/A filed on February 6, 2017, T.Rowe Price Associates, Inc. had sole voting power over 8,390,686 shares of Common Stock, sole dispositive power over 29,241,780 shares of Common Stock and beneficial ownership of 29,241,780 shares of Common Stock.

(17)	Based on a Schedule 13G/A filed on January 19, 2017, BlackRock, Inc. has sole voting power over 23,520,872 shares of Common Stock, sole dispositive power over 27,154,946 shares of Common Stock, shared voting and dispositive power over 18,398 shares of Common Stock and beneficial ownership of 27,173,344 shares of Common Stock.

(18)	Based on a Schedule 13G/A filed on February 9, 2017, The Vanguard Group had sole voting power over 705,063 shares of Common Stock, shared voting power over 84,154 shares of Common Stock, sole dispositive power over 25,810,221 shares of Common Stock, shared dispositive power over 742,315 shares of Common Stock and beneficial ownership of 26,552,536 shares of Common Stock.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Audit Committee Report

Audit Committee Report

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with standards of the U.S. Public Company Accounting Oversight Board (PCAOB) and issuing a report on those financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is also responsible for monitoring and reviewing these processes.

The Audit Committee reviewed the Company’s audited financial statements for fiscal year 2016 (ended December 31, 2016) and discussed with the Company’s management these financial statements, including the acceptability and quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). Deloitte & Touche LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with Deloitte & Touche LLP its independence and has considered whether the firm’s provision of other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based on its discussions with, and its review of information provided by, management and Deloitte & Touche LLP, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

By the Audit Committee of the Board of Directors of American Tower Corporation.

AUDIT COMMITTEE

JoAnn A. Reed, Chairperson

Carolyn F. Katz

Craig Macnab

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Independent Auditor Fees and Other Matters

Independent Auditor Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2016 and 2015 (in thousands):

	2016	2015
Audit Fees	$5,700	$5,315
Audit-Related Fees	1,755	2,045
Tax Fees	800	1,495
All Other Fees	75	—
Total Fees	$8,330	$8,855

Audit Fees. These fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting; the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q; and consultations regarding the accounting, financial reporting and audits of subsidiaries, including statutory audits required by foreign jurisdictions and audits required by the agreements related to our securitizations.

Audit-Related Fees. These include fees for valuation reviews and audit services performed in connection with our acquisitions, due diligence services and other services performed in connection with our financing activities. In 2016 and 2015, the valuation review and audit service fees included in the total audit-related fees were $1.1 million and $0.9 million, respectively.

Tax Fees. These include fees for consulting services related to potential acquisitions, tax planning, advice and assistance with international and other tax matters.

All Other Fees. These include fees for certain benchmarking assessments and analyses.

Audit Committee Pre-approval Policy and Procedures. The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services to be performed by our independent registered public accounting firm. This policy requires that we do not engage our independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. The Audit Committee may also authorize any Audit Committee member to approve any audit or non-audit services that our independent registered public accounting firm provides. Any approval of services by an Audit Committee member pursuant to this delegated authority is to be reported at the next meeting of the Audit Committee.

The Audit Committee approved all of the services described above in accordance with its pre-approval policies and procedures.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Compensation and Other Information

Concerning Directors and Officers

COMPENSATION DISCUSSION AND ANALYSIS

In this section we summarize our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. We encourage you to read this discussion and analysis in conjunction with our compensation tables on page 51 and the report of the Compensation Committee of our Board on page 50 of this Proxy Statement. All references to the “Committee” in this section refer to the Compensation Committee.

This Compensation Discussion and Analysis provides information about American Tower’s compensation objectives and policies for our named executive officers (NEOs), who for 2016 were:

•	James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

•	Thomas A. Bartlett, Executive Vice President and Chief Financial Officer

•	William H. Hess, Executive Vice President, International Operations and President, Latin America and EMEA

•	Steven C. Marshall, Executive Vice President and President, U.S. Tower Division

•	Edmund DiSanto, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

For a complete list of our current executive officers, see Part III, Item 10 in our Annual Report on Form 10-K for the year ended December 31, 2016 (Form 10-K).

Executive Summary

Say on Pay

In 2016, we significantly overhauled our compensation program, implementing several key plan design changes and conducting an extensive stockholder outreach campaign to collaborate and communicate the design of the new program. In particular, we increased the weighting of the quantitative metrics and decreased the threshold payout level in our annual performance incentive program. We also eliminated stock options, increased the ratio of PSUs to RSUs in our long-term incentive plan, included the addition of another performance metric and moved to a three-year performance period in our PSU program. Lastly, we increased the holding requirement for our CEO in our stock ownership guidelines. As a result of these efforts, our 2016 say on pay vote yielded over 97% of stockholder support of our revised executive compensation program.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

SUMMARY OF EXECUTIVE COMPENSATION PROGRAM

The following tables summarize the components of our 2016 compensation program and how they help us achieve our compensation objectives. The 2017 compensation program design is consistent with the 2016 compensation program.

ANNUAL BASE SALARY
What the Element Rewards:	Purpose and Key Features:
• Individual executive’s tenure, scope of responsibility and work experience • Executive’s day-to-day leadership skills and role in supporting priority key and operating objectives	• Provides competitive level of compensation to attract and retain highly-qualified executive talent • Rewards sustained performance over time, and is market competitive

ANNUAL PERFORMANCE INCENTIVE PROGRAM
What the Element Rewards:	Purpose and Key Features:

•  Achievement of pre-established Company financial goals (80% of target award)

•   Achievement of pre-established individual strategic, organizational and operational performance goals (20% of  target award)

•  Provides at-risk, variable cash pay opportunity for short-term performance; motivates and rewards executive for  contributions to Company’s financial goals and the goals of  their individual business areas

•  Bonus targets are  designed to motivate our executives to achieve or exceed annual goals within appropriate risk  parameters

•  For 2016, Company  financial metrics include: total property revenue and Adjusted EBITDA(1); no payouts awarded for  performance levels less than 50% of target

LONG-TERM INCENTIVE PLAN
What the Element Rewards:	Purpose and Key Features:
• Achievement of results that have a positive impact on the long-term success of the Company and returns to stockholders

•  Provides at-risk, variable, equity-based pay opportunity for long-term performance and focuses executive officers on the  creation of long-term stockholder value

•  Long-term retention tool

•  Equity mix consists of 60% PSUs and 40% RSUs; PSU performance metrics includes cumulative achievements of  target levels of Consolidated AFFO per Share and average  Return on Invested Capital, or ROIC, over a three-year  performance period(1)

•  Total compensation is heavily weighted toward equity

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Proposal 3 (page 67) gives our stockholders the opportunity to cast an advisory vote on our executive compensation program as described in this Proxy Statement. Although this vote is non-binding, the Committee will review the results of the vote and, as it has in 2016 and discussed above, take them into account when making future determinations concerning executive compensation.

2016 PERFORMANCE HIGHLIGHTS

We are one of the largest REITs and a leading independent owner, operator and developer of multitenant communications real estate globally. Our primary business is the leasing of space on communications sites to wireless service providers, radio and television broadcast companies, wireless data providers, government agencies and municipalities and tenants in a number of other industries. We also offer tower-related services in the United States, including site acquisition, zoning and permitting and structural analysis, which primarily support our site leasing business, including the addition of new tenants and equipment on our sites.

We achieved record financial performance and completed significant strategic initiatives in 2016. In addition, the Committee determined that each of our NEOs met or exceeded the individual goals and objectives set in early 2016. Compensation determinations were also influenced by our performance against external measures, including direct competitors, peer group companies and survey data.

Financial Performance (2016 versus 2015)(1)

We generated the following strong operating results for the fiscal year 2016 (all comparative information is presented against the prior-year period):

–	Total property revenue(2) increased more than 22%, to $5.7 billion;

–	Net income increased more than 44% to nearly $1.0 billion;

–	Adjusted EBITDA(2) increased nearly 16%, to $3.6 billion;

–	Consolidated AFFO increased nearly 16%, to $2.5 billion;

–	Consolidated AFFO per Share(3) increased more than 14%, to $5.80; and

–	Return on Invested Capital(3) increased to nearly 10%.

FINANCIAL PERFORMANCE (2016 VERSUS 2015)

($ in billions, except per share data)

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.
(2)	Performance metric under annual performance incentive program.
(3)	Performance metric under the 2016 PSU program.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROPERTY REVENUE NET INCOME ADJUSTED EBITDA CONSOLIDATED AFFO PER SHARE

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

•	In 2016, we completed several strategic transactions that increased our asset base in select legacy and new markets. Specifically, we (i) acquired a 51% controlling ownership interest in Viom, which increased the size of our international asset count by over 70%; (ii) launched operations in France (as of February 2017) through our acquisition of FPS Towers; and (iii) launched operations in Argentina through our acquisition of Comunicaciones y Consumos, S.A.

•	We constructed nearly 1,900 new communications sites and DAS networks globally and invested just over $700 million in our business through our capital expenditure program, which included capital improvements and corporate capital expenditures, start-up capital projects, redevelopment of existing communications sites, ground lease purchases and discretionary capital projects.

•	We maintained a strong balance sheet and consistent financial policies, which effectively managed risk across our capital structure, in support of strategic growth initiatives and our investment grade credit rating. This included raising $3.25 billion in the debt capital markets, amending our existing revolving credit facilities and term loan to extend each of the maturity dates by one year and selectively refinancing a portion of Viom’s assumed indebtedness with borrowings under new short-term committed loan facilities and intercompany funding.

•	We maximized available resources across our portfolio and achieved targeted returns and growth on core assets, while also returning an aggregate of nearly $924 million in common stock dividends (including the dividend paid in January 2017 to stockholders of record as of December 28, 2016) to our stockholders.

Our Performance Relative to our Peers

For 2016, our one-year total stockholder return significantly outperformed our peer group, while only slightly trailing the S&P 500. Our three- and ten- year returns outperformed the S&P 500 and our peer group. Finally, our five-year return of 14% trailed the S&P 500 and our peer group by 1% and 3%, respectively.

We have generated a total return for our investors, including share price appreciation and the reinvestment of dividends, of more than 209% since 2006, reflecting a compound annual growth of about 12%. This is more than 2 times greater than the S&P 500’s total return of 96% over the same period. Our strong total stockholder return over the ten-year period shown in the chart supports the Committee’s belief that our executive compensation structure rewards the creation of long-term stockholder value.

TOTAL STOCKHOLDER RETURN(1): AMT VS. PEER GROUP AND S&P 500

(1)	Percentages are annualized averages.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

OUR COMPENSATION APPROACH IN BRIEF

We strongly adhere to a pay for performance philosophy. We seek to reward our executive officers for their leadership roles in meeting key near-term goals and objectives, while also positioning the Company to generate sustainable long-term value for our stockholders. We expect above-average performance from our executive officers and manage our business with a small senior management team in which each executive has a substantially broader scope of responsibilities than is typically found in the market. In fact, we manage our business with a smaller senior management team than is typically found in our peer group. Our objective is to recruit and retain the caliber of executive officers necessary to deliver sustained and attractive total returns to our stockholders, while managing comparatively greater individual responsibilities.

We place great emphasis on equity awards in our overall compensation, and our annual performance incentive awards are performance-driven and based on achievement of Company and individual goals and objectives established at the beginning of the year. Equity awards focus on longer-term operating and stock performance objectives, stockholder value appreciation and retention.

Key features to align executive pay with stockholder interests. We supplement our pay for performance program with a number of compensation policies intended to align the interests of management with those of our stockholders.

AT AMERICAN TOWER WE...	AT AMERICAN TOWER WE DO NOT...

     Tie a high ratio of our executives’ pay to performance.

As described below, between 90% and 86% of the total direct compensation opportunity (assuming target performance) for our CEO and other NEOs, respectively, was in the form of short- and long-term incentive compensation, as of December 31, 2016.

     Weight incentives towards quantitative metrics.

Our annual performance incentive program is based primarily on quantitative metrics (80%) relating to pre-established Company financial goals.

     Require significant stock ownership.

We maintain aggressive guidelines to reinforce the importance of stock ownership. This is intended to align the interests of our executive officers and Directors with those of our stockholders and to focus our executive team on our long-term success.

     Subject incentive compensation to claw back provisions.

The terms of our annual performance incentive awards and long-term equity-based awards allow American Tower in certain circumstances to “claw back” cash and shares received pursuant to such awards or to require the repayment of all gains realized upon disposition of such shares.

     Provide a consistent level of severance.

We maintain a competitive and responsible severance program to provide a consistent approach to executive severance and to provide eligible employees with certainty and security. Under this program, severance benefits are available only upon a “Qualifying Termination.”

     Use an independent compensation consultant.

The Compensation Committee has engaged Meridian Compensation Partners, LLC (Meridian) to report directly to the Committee as its independent compensation consultant. Meridian has no other ties to American Tower or its management and meets stringent selection criteria.

      Provide golden parachute tax gross-ups.

We do not provide excise tax gross-ups to our NEOs.

      Reprice stock options or repurchase underwater stock options.

Our equity incentive plan prohibits (i) the amendment of any outstanding stock option to reduce its exercise price or replace it with a new award exercisable for our Common Stock at a lower exercise price; and (ii) the purchase of an underwater stock option for cash, without stockholder approval.

      Permit hedging or pledging of American Tower securities.

Our Anti-Insider Trading Policy and Code of Conduct prohibit short sales and hedging transactions, as well as pledging of our securities. In addition, our policies impose limits as to when and how our employees, including our executive officers and Directors, can engage in transactions in our securities.

      Encourage excessive or inappropriate risk-taking through our compensation program.

The Committee, together with its independent compensation consultant and management, conducts an annual risk review of American Tower’s compensation programs to determine if any elements of these programs create an inappropriate level of risk and reviews management’s mitigation activities with respect to any potential risks.

      Provide single trigger acceleration of equity.

Our severance program provides acceleration of equity only upon a “double trigger,” meaning that executives are only entitled to acceleration in the event of a “Qualifying Termination” within 14 days before, or two years following a “Change of Control.”

      Provide excessive perquisites.

We do not provide extensive perquisites to our executive officers, nor do we offer them any deferred compensation plans, supplemental executive retirement plans or outstanding loans of any kind.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Executive Pay Mix for 2016

As illustrated in the charts below, the vast majority of the targeted mix of compensation for our CEO and four other NEOs for 2016 consisted of variable pay elements (i.e., all compensation other than base salary). This directly ties executive pay to Company performance, including financial results, strategic initiatives and stock performance. In addition, the Committee believes that a significant percentage of each executive’s target compensation package should be comprised of equity-based compensation, as this allocation properly aligns with our compensation philosophy of appropriately balancing risk and motivating our executive officers to achieve Company performance objectives in the short term and to grow the business to create value for our stockholders in the long term.

CHIEF EXECUTIVE OFFICER – TARGET COMPENSATION	AVERAGE OF OTHER FOUR NEOS – TARGET COMPENSATION

Overview of Our Compensation Program

PHILOSOPHY

Focus on Pay for Performance. The guiding principle of our executive compensation philosophy is to pay for performance. Fundamentally, our program is designed to:

•	attract and retain top talent;

•	motivate and engage our executive officers; and

•	drive sustainable long-term growth and stockholder value consistent with our vision and growth strategy.

Small Management Team. Base salaries are set in recognition of an efficient management structure, requiring fewer executive officers, the significant tenure and experience of senior management in a highly specialized and varied business and to ensure continued attraction and retention of executive talent. Despite the extensive growth in size of the Company, the management team has remained small, with the same individuals working together for more than eight years.

Annual incentive awards and long-term, equity-based compensation vary based on the Company’s achievement of rigorous financial, operational and strategic goals, and on each executive’s contributions to such achievement. This direct link between incentive payouts and achievement of goals has helped drive our strong and consistent performance for a number of years. We provide robust incentives for our executive officers to manage the Company for the long term, while avoiding excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative financial performance measures to avoid placing excessive weight on a single performance measure.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CHIEF EXECUTIVE OFFICER-TRAGET COMPENSATION AVERAGE OF FOUR NEOS-TRAGET COMPENSATION 90% 86% (Annual incentive Award + Equity Awards) Variable

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Detailed Evaluation by the Committee. In making determinations with respect to all elements and amounts of executive compensation, the Committee considers evaluations of each executive officer’s achievements relative to pre-established Company goals (outlined in “Financial Goals and Performance” below) and pre-established individual objectives (outlined in “Review of 2016 Individual Performance” below). Performance reviews for each executive officer include an assessment of:

•	the executive’s contribution to our financial performance;

•	the executive’s success in meeting individual strategic, organizational development and operational performance goals; and

•	the executive’s potential for continued contribution to our long-term success.

The Committee generally targets total compensation in a competitive range between the 50th and 75th percentiles of the market, and the Committee considers data from our custom benchmarking peer group, a REIT subgroup, the S&P 250 and proxy advisory firms’ peer groups. In setting this target range, the Committee takes into account that, while the Company has similar revenue to the median of its custom benchmarking peer group, it is larger than this peer group in terms of market capitalization and enterprise value, and the business is managed with a smaller senior management team than is typically found in this peer group. The Committee uses this market information to help guide compensation decisions. Actual compensation may be above or below target pay positioning based on actual Company and individual performance, as well as other factors, including but not limited to retention risk, future potential at the Company and internal equity considerations.

Emphasis on Future Pay Opportunity Versus Current Pay. The Committee strives to provide an appropriate mix of compensation elements, with an emphasis on performance-based, long-term compensation. Cash payments primarily reward annual performance, while equity awards incentivize our NEOs to continue to deliver sustained results over a longer period of time and also serve as a retention tool. The Committee believes that a substantial portion of our NEOs’ compensation should be “at-risk,” that is, dependent on our operating and stock-price performance over the long-term. In 2015, the Committee implemented performance-based vesting under our long-term, equity-based incentive compensation plan to further support this philosophy, and revised this plan to include an even greater emphasis on performance-based equity in 2016.

Significance of Overall Company Results. The Committee’s evaluation of our NEOs places strong emphasis on their contributions to overall Company performance, rather than focusing solely on their individual business or function. The Committee believes that the NEOs share responsibility for supporting the goals and performance of the Company as a whole.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Goal Setting and Performance Evaluation Process

The Committee evaluates performance of the executive officers, including the CEO, using the framework set forth below.

At the beginning of each year, the CEO works with the Committee to set his, and the other executive officers’, individual goals, objectives and performance metrics for the year, as well as Company financial goals. As part of this process:

•	The CEO reviews with the Board and Committee how short-term annual performance targets align and support the strategic priorities and direction of the Company.

•	The CEO works with each executive officer to establish his annual individual goals and objectives, which, together with the Company’s financial goals, the Committee then reviews and approves.

•	As a result, each individual’s annual goals and objectives are closely aligned with the overall goals and objectives of our CEO and the Company. The overarching goals and objectives for the Company relate to key financial performance metrics, and individual goals relate to specific strategic, organizational development and operational achievements. For 2016, individual goals represent 20% of the overall target annual incentive award. This weighting does not diminish the importance of individual performance at the NEO level. However, the Committee believes that individual accountability and strong individual performance should lead to overall strong company performance, for which the Committee wants to hold the senior leadership team accountable.

Our executive compensation determinations are driven by a comprehensive evaluation and performance review process that measures each executive officer’s performance against his goals for that year. The process includes both a mid-year and a full-year evaluation. These evaluations and performance reviews are an essential part of the process by which the Committee determines overall executive compensation and are a significant factor in the Committee’s determinations with respect to incentive compensation.

•	For executive officers other than the CEO, this review process is conducted by our CEO, in consultation with the Committee.

•	Input for each executive is compiled from internal sources familiar with the executive officer’s performance and achievements, as well as from external sources (such as tenants and other business associates).

•	Following the mid-year review process, the CEO reports to the Committee on the progress achieved relative to each executive officer’s goals and objectives.

•	As part of the year-end evaluation process, the CEO prepares evaluations for each executive officer, which are then presented to the Committee for discussion.

•	Based on these evaluations, the CEO, after the end of the fiscal year, recommends compensation packages for each executive officer.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

phase i establish goals phase ii evaluate & review process phase iii determine compensation

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

In the case of the CEO, he first provides the Lead Director and Chairperson of the Committee with a report on his own performance as compared to his established goals and objectives. The Lead Director then prepares a written evaluation that includes extensive input from individuals familiar with the CEO’s performance and achievements, including interviews with other Directors and those who report directly to the CEO. The Committee reviews this written evaluation in executive session, while also considering additional factors, including prior years’ compensation trends, prior years’ Company performance and the relative level of rigor and complexity of the CEO’s tasks resulting from circumstances of domestic and international markets.

After reviewing the executive officers’ performance against goals and objectives for the year and considering the other factors discussed above, and after consultation with the full Board, the Committee makes its final determinations with respect to compensation over the course of several meetings in the first quarter of the following year. The Committee’s objective is to ensure that the level of compensation is consistent with the level of corporate and individual performance delivered. If the Committee determines to grant equity-based awards, any such grants, including grants to executive officers, typically take place in March of each year as part of our annual employee grant.

Compensation Determinations for 2016

Below we discuss the Committee’s key compensation decisions for 2016, which were made with advice from the Committee’s compensation consultant (see “Other Compensation Practices and Policies—Role of the Compensation Consultant”). In evaluating Company performance, the Committee considered both our overall financial performance results and how these results compared with pre-established goals, as well as peer group and benchmarking analyses. For fiscal year 2016, based on our assessment of all the market data in light of our executive talent, the Committee has concluded that our NEOs in the aggregate are competitively positioned on a target total compensation basis.

The Committee works with its compensation consultant to better understand and continually monitor market competitive pay practices, which it then considers when determining compensation adjustments and changes for the coming year. This annual process includes reviewing the peer group and conducting a competitive market benchmark analysis.

PEER GROUP REVIEW

The Committee believes it is important to understand the relevant market for executive talent to ensure that the executive compensation program supports the attraction and retention of highly qualified leaders. The Committee assesses market conditions annually through a review of peer group compensation data compiled by the Committee’s independent compensation consultant. Due to the unique nature of our business, including its global scope and growth, there are ongoing challenges in developing the most appropriate mix of companies for our peer group. In its annual review of our peer group composition, the Committee takes into account these challenges, which include the following:

•	The scope of our business spans two major sectors—wireless communications and real estate—as a result there are very few companies directly comparable to us;

•	We have large international operations located in a number of distinctive markets;

•	We manage our business with a smaller senior management team than is typically found in the technology, wireless communications or real estate industries; and

•	We operate and are classified as a specialty REIT and are one of very few global technology REITs.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

phase i establish goals phase ii evaluate & review process phase iii determine compensation

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

In 2016, our peer group consisted of companies in the wireless communications site leasing industry, other REITs and companies with comparable revenues, firms with similar business models and companies from which we may seek to recruit talent. The peer group used for developing 2016 pay decisions consisted of the following companies:

• Adobe Systems Incorporated	• Alliance Data Systems Corporation	• Boston Properties, Inc.
• Crown Castle International Corp.	• Equinix, Inc.	• Intuit Inc.
• Juniper Networks, Inc.	• MasterCard Incorporated	• Motorola Solutions, Inc.
• Public Storage	• Rockwell Collins, Inc.	• Salesforce.com, Inc.
• SBA Communications Corporation	• Simon Property Group, Inc.	• Ventas, Inc.
• Vornado Realty Trust	• Yahoo! Inc.

($ in billions)	Total Revenue(1)	Market Capitalization(2)	Enterprise Value(2)
Peer Group Median	$5.0	$25.5	$31.6
American Tower Corporation	$5.8	$45.1	$64.4
(1)	Reflects amount for fiscal year ended December 31, 2016.
(2)	Data reported when reviewing the peer group during the year; generally as of December 31, 2016.

While our total revenues are substantially similar to the peer group median, our market capitalization and enterprise value are significantly higher, which is attributable to the historical success of our small senior management team in growing the business to create value for our stockholders in the long term.

BENCHMARKING ANALYSES

In addition to data from the peer group, the Committee reviews industry survey data published by third parties as a general indicator of relevant market conditions and pay practices. The Committee reviews market data at the 25th, 50th and 75th percentiles and targets total compensation in a competitive range between the 50th and 75th percentiles in consideration of our smaller senior management team with expanded scope of responsibility. This data also serves as a broader reference point for determining what types and amounts of compensation are appropriate. In determining the appropriate compensation packages necessary to recruit and retain valuable senior executives, the Committee also considers market conditions, experience levels, special capabilities and employment location to be significant factors.

BASE SALARY

The Committee heavily weighs the fact that we have a small senior management team relative to the size of the Company. We believe that operating with a small senior management team enables us to leverage the broader capabilities of our executive officers more effectively across a wider range of business and functional responsibilities and fosters a team approach by, and greater collaboration among, our executive officers. As a result, annual base salaries for our NEOs are, and must remain, competitive. All of our NEOs have served the Company for more than eight years and have consistently achieved strong Company performance results working together as a team. Given this team orientation and collaborative environment, the Committee typically tries to limit the relative difference in base salaries among our executive officers, and the salaries reflect historical key contributions and expectations of significant continued contributions to the Company’s long-term success.

The Committee determined not to increase our NEOs’ base salaries for 2016 based on internal pay equity considerations and review of competitive market data. Further, Mr. Taiclet’s base salary has not increased since 2011.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

BASE SALARIES (2015 AND 2016)

Name	2015 Base Salary	2016 Base Salary	Percent Change
James D. Taiclet, Jr.	$1,100,000	$1,100,000	0%
Thomas A. Bartlett	$750,000	$750,000	0%
William H. Hess	$650,000	$650,000	0%
Steven C. Marshall	$650,000	$650,000	0%
Edmund DiSanto	$600,000	$600,000	0%

ANNUAL PERFORMANCE INCENTIVE AWARDS

As described above in the Executive Summary, 80% of our executives’ annual bonus opportunity is based on the Company’s achievement of pre-established financial goals. The other 20% is based on the achievement of individual goals set at the beginning of the year, in three broadly defined performance categories: strategic, organizational development and operational. These individual performance goals are unique to each executive’s role and responsibilities. The individual performance goals are discussed below under “Review of 2016 Individual Performance.”

The target award opportunities (as a percentage of base salary) are also established at the beginning of the year, based on the market competitive benchmarking analyses. After considering the current market data as well as internal pay equity considerations, the Committee determined to increase the annual bonus opportunities for 2016 for each NEO, other than Mr. Taiclet, from 80% to 90% of base salary, to bring our executives more in line with peer group medians and in recognition of the substantial increases in the executives’ scope of responsibility, as evidenced by the increased size and geographic diversity of our tower portfolio, our balance sheet and organizational structure, as well as the challenge of operating in a dynamic and quickly evolving technology sector.

The Committee determines actual incentive payouts after assessing Company performance and individual executive performance relative to pre-established goals, and then comparing performance achieved this year versus prior years. The achievement level for each goal is multiplied by the goal’s weight to determine a weighted achievement for the goal. For each NEO, the weighted achievement levels for all goals are then added together to determine the actual award payable.

Financial Goals and Performance

We use two Company financial goals to derive 80% of the executives’ annual incentive awards: total property revenue (30% weighting) and Adjusted EBITDA (50% weighting).(1) We use these quantitative goals as we believe that making Company financial performance a shared objective encourages alignment and teamwork. We also believe that these particular performance measures are among the most important for our stockholders and therefore enhance the alignment of our annual executive incentive program with stockholder interests, as these goals are used to measure management’s ability to grow our business profitably while also increasing cash generation and controlling costs.

We use the initial Company budget that is set at the beginning of the fiscal year to set Company goals for total property revenue, excluding pass through revenue, and Adjusted EBITDA. Pass through revenue is based on land rent and/or power and fuel expense reimbursements. As a result, our total property revenue including pass-through in any given period may fluctuate in a way which is not necessarily representative of the Company’s real estate business and the underlying trends in that business. Consequently, we adjust total property revenue to exclude pass through revenue from the goal setting process. We further adjust the financial goals for fluctuations in foreign currency exchange rates and material acquisitions that close during the year. In addition, we incorporate the prior year’s actual results in our annual goal setting process to (i) ensure that the new performance targets are rigorous but achievable, and (ii) challenge the executive team to perform at consistently higher levels during each subsequent year. Accordingly, the 2016 target levels for total property revenue, excluding pass through revenue, and Adjusted EBITDA increased by nearly 16% and 14%, respectively, from the 2015 financial results, evidencing rigorous goals that cannot be achieved without superior performance.

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following table sets forth the targets, as adjusted, for each goal, as well as the performance achieved.

2016 COMPANY FINANCIAL GOALS ($ in billions)

Goal	Target(1)	Actual(2)	Performance
Total property revenue(3)	$4.954	$4.975	Exceeded
Adjusted EBITDA	$3.503	$3.553	Exceeded
(1)	Target adjusted to reflect fluctuations in foreign currency exchange rates and material acquisitions that have closed.
(2)	On February 27, 2017, we issued a press release reporting our actual results for 2016. For the total property revenue excluding pass through revenue reconciliation, see Appendix A.
(3)	2016 Company financial goals for total property revenue exclude pass through revenue.

As indicated in the table above, the Company exceeded each of its financial goals, and the achievement percentage reflects a payout slope for each 1% above the adjusted target for each financial goal. The calculation for the weighted achievement for these combined financial goals is outlined in the table below.

	Weighting	Achievement	Weighted Achievement
Property Revenue	30%	106%	90%
Adjusted EBITDA	50%	116%

2016 INDIVIDUAL PERFORMANCE GOALS

In addition, the Committee determined that each of our NEOs exceeded his individual goals for 2016, as described in more detail below under “Review of 2016 Individual Performance.” In making these determinations, the Committee reflected on the net new business, asset quality and operational excellence achieved by each NEO in comparison to competitors in the industry. The following table sets forth the weighted achievement of individual goals for each NEO.

	Weighting	Achievement	Weighted Achievement
James D. Taiclet, Jr.	20%	150%	30%
Thomas A. Bartlett	20%	130%	26%
William H. Hess	20%	130%	26%
Steven C. Marshall	20%	125%	25%
Edmund DiSanto	20%	135%	27%

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following table sets forth the target award opportunities and actual incentives paid to our NEOs for the fiscal year 2016 and compares them to the target awards and actual incentive payments for the prior fiscal year.

BONUS TARGETS AND PAYOUTS (2015 AND 2016)

	Target Annual Incentive Award			Actual Annual Incentive Awards
Name	Year	Target Bonus (%)(1)	Amount ($)	% of Target Bonus	Amount ($)	Percentage Change (2016 over 2015)
James D. Taiclet, Jr.	2015	130%	$1,430,000	145%	$2,073,500
	2016	130%	$1,430,000	120%	$1,716,000	(17%)
Thomas A. Bartlett	2015	80%	$600,000	142%	$852,000
	2016	90%	$675,000	116%	$783,000	(8%)
William H. Hess	2015	80%	$520,000	142%	$738,400
	2016	90%	$585,000	116%	$678,600	(8%)
Steven C. Marshall	2015	80%	$520,000	141%	$733,200
	2016	90%	$585,000	115%	$672,750	(8%)
Edmund DiSanto	2015	80%	$480,000	141%	$676,800
	2016	90%	$540,000	117%	$631,800	(7%)
(1)	As a percentage of base salary.

EQUITY-BASED INCENTIVE AWARDS FOR 2016

Our Approach for 2016

While our management team drives short-term advancements such as cost reduction efforts and process improvements, our long-term lease arrangements with our tenants and additions to our real estate portfolio enable us to generate relatively predictable long-term growth. As a result, the management decisions that have the greatest long-term impact on the Company relate to matters such as capital allocation, mergers and acquisitions, long-term contract negotiations with major tenants, financial leverage, capital structure, growth opportunities, expansion into new markets and strategic alliances (even though such decisions can sometimes have a negative short-term impact on our performance and/or stock price, but result in greater long-term value).

For these reasons, a substantial majority of our targeted compensation is in the form of long-term incentives, as we believe that granting our executive officers meaningful levels of equity-based awards provides them with a greater incentive to focus on long-term results, which ultimately contributes most significantly to stockholder value by enabling us to retain highly experienced executives and sustain long-term Company performance.

Our practice has been to award equity-based incentives in amounts that vary based on the executive’s scope of responsibility, the experience the executive brings to the role, the expected contributions of the executive officer and the executive officer’s operating unit within the Company. For 2016, the Committee worked with our consultant to conduct an extensive review of our long-term incentive compensation. Based on this evaluation, which included feedback from stockholders, the Committee concluded that we could further enhance the awards by increasing the weighting of PSUs in the equity mix, providing for a three-year performance period and expanding PSU payout performance ranges to require higher performance ranges above target to achieve maximum payouts, while also reducing payouts if results are below target expectations.

For each of our NEOs, the Committee determined the appropriate allocations based on overall Company performance, the anticipated level of the executive officer’s future contribution, the increasingly more challenging annual business plan objectives achieved and experience needed, and the size of equity-based awards to individuals with comparable positions or roles in the competitive market. All equity grants to our executive officers were part of our annual employee grant on March 10, 2016.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

The following table sets forth the value of equity awards granted to Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto. The Committee determined not to increase the award values and deemed them appropriate, taking into account the size of the equity grants in 2015 and market data. For 2016, the targeted grant date award value for each executive officer was allocated 60% to PSUs and 40% to RSUs. We determined the number of shares subject to each of our awards using the closing price of our Common Stock on the date of grant for RSUs and PSUs.

EQUITY-BASED AWARD VALUES (2015 AND 2016)

Name	2015 Equity Value(1)	2016 Equity Value(1)	Percent Change
James D. Taiclet, Jr.	$9,000,000	$9,000,000	0%
Thomas A. Bartlett	$3,670,000	$3,670,000	0%
William H. Hess	$3,670,000	$3,670,000	0%
Steven C. Marshall	$3,670,000	$3,670,000	0%
Edmund DiSanto	$3,470,000	$3,470,000	0%
(1)	Due to fractional shares, the fair value of the awards may differ slightly from the amounts approved by the Committee.

Each RSU grant vests 25% annually over four years, commencing one year from the date of grant.

Each PSU grant is based on a three-year performance period and the performance goals are set at the beginning of the performance period. For the PSU award granted in 2015 (2015 PSU Award), performance is measured against the achievement of an established year-over-year Consolidated AFFO per Share growth rate. For the PSU award granted in 2016 (2016 PSU Award), performance is measured against the cumulative achievement of target levels of Consolidated AFFO per Share and average ROIC over the three-year performance period. These metrics are used by management as well as investors as key indicators of the Company’s financial performance. Our outstanding PSU grants are further described in the graphic below.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Information on acceleration of equity awards upon certain triggering events is described in “Employment and Severance Arrangements” below.

In 2017, as a result of the purchase accounting implications of the Viom transaction, the Committee determined it necessary to clarify the definition of ROIC, as the inclusion of goodwill adjustments related to deferred tax liabilities in the denominator created an unintended consequence of downward pressure on the metric. The Committee noted that the purpose of the ROIC performance metric was to accurately measure the recurring cash generation of the business from cash investments made. As a result, the Committee believes it is appropriate to clarify that the definition of ROIC to exclude the impact on goodwill from recording deferred tax adjustments related to valuation in the denominator. The revised definition of ROIC, as well as the definition of the other performance metric, Consolidated AFFO per Share, can be found in Appendix A.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

2015 Tranche (33% of Award) 2016 Tranche (33% of Award) 2017 Tranche (33% of Award) Subject to Vest in 2018 % of Target PSUs earned based on % of Consolidated AFFO per Share Growth Target: Below Threshold (92% or below) = 0%; Threshold (93%) = 75%; Target (100%) = 100%; Maximum (107% or above) = 200% Actual number of vested PSUs equals sum of PSUs earned in each of the 2015, 2016 and 2017 Tranches 103% of 8% Consolidated AFFO per Share Growth Target achieved 142.75% of Target PSUs earned 105% of 8% Consolidated AFFO per Share Growth Target achieved 171.25% of Target PSUs earned 8% Consolidated AFFO per Share Growth Target 0% - 200% of Target PSUs earned 2016 - 2018 Performance Period (100% of Award) = Subject to Vest in 2019 % of PSUs vesting based on Consolidated AFFO per Share and ROIC performance levels: Below Threshold = 0%; Threshold = 50%; Target = 100%; Maximum = 200% Actual number of vested PSUs based on the performance levels of Consolidated AFFO per Share and ROIC achieved at the end of the three-year performance period Consolidated AFFO per Share ROIC Achievement of Threshold, Target or Maximum performance level (70% weight) Achievement of Threshold, Target or Maximum performance level (30% weight)

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

REVIEW OF 2016 INDIVIDUAL PERFORMANCE

In this section we review the achievement of individual pre-established strategic, organizational development and operational goals for each NEO that the Committee considered in determining awards. The individual achievements account for 20% of the annual performance incentive award payout, whereas the Company’s 2016 financial goals account for the other 80%.

James D. Taiclet, Jr., Chairman of the Board, President and Chief Executive Officer

2016 PERFORMANCE SUMMARY

Among Mr. Taiclet’s key achievements that the Committee considered in determining his incentive payout for 2016 were the following:

•	Led the Company through several key transactions, including the Viom acquisition, which significantly increased the size of our portfolio in India and incrementally positioned the Company to achieve steady Consolidated AFFO per Share growth while maintaining attractive ROIC;

•	Diversified the Company’s market position by leading a disciplined investment process, resulting in attractive entries into Argentina and France, which expanded our operations into our 14th and 15th countries spanning five continents;

•	Led robust and high quality investor relations program through presentations and investor meetings at high-profile conferences and several individual engagements with investors;

•	Cultivated senior level tenant, financial market and government relationships to strengthen the Company’s position as a global leader in the mobile communications infrastructure industry;

•	Championed best in class board governance, risk management and compliance processes, while also driving continuous organizational and human capital development initiatives; and

•	Pursued strategic alliances with potential next generation customers through the establishment of key global partnerships to expand and improve mobile internet coverage in the U.S. and abroad with other leading companies in diverse industry segments.

CEO PAY FOR PERFORMANCE ALIGNMENT

The graphs below demonstrate the alignment over the past five years of stockholder value creation and key operational metrics with CEO total annual compensation.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

CEO LEADERSHIP: COMPANY’S FINANCIAL PERFORMANCE 2003—PRESENT

The Committee recognizes that over Mr. Taiclet’s tenure as CEO, the Company has significantly grown its global portfolio while delivering strong operational performance results. Since Mr. Taiclet was appointed CEO in 2003 (as of February 27, 2017 unless otherwise stated):

•	The stock price has appreciated more than 915% on an adjusted basis;

•	The market capitalization has increased by nearly 20 times;

•	The enterprise value has increased by nearly 12 times;

•	The asset base has increased by a factor of ten, from 15,000 communications sites to approximately 147,000 communications sites; and

•	Revenues from the full year 2003 to the full year 2016 have increased by more than 815%.

Under Mr. Taiclet’s guidance, the Company has received several prominent awards:

•	The Company was named one of the “100 Best Corporate Citizens” by Business Ethics Magazine in 2006 and “Company of the Year” by Boston Business Journal in 2011.

•	The Company was ranked as one of the best performing publicly-traded operations based in Massachusetts by The Boston Globe from 2008 through 2013 (final publication of the Globe 100 report).

•	The Company received the FTSE4Good recognition, a designation for companies that demonstrate strong environmental, social and governance practices, in 2009 and then every year since 2012.

•	Bloomberg Businessweek named the Company as a member of its “BBW 50 Top Performers” in 2010, 2012 and 2013.

•	The National Association of Corporate Directors, New England chapter, recognized the Company’s Board as the “2016 Public Company Board of the Year.”

In addition, Mr. Taiclet has been personally recognized by the industry:

•	The Harvard Business Review recognized Mr. Taiclet as one of the “100-Best Performing CEOs in the World” in 2010 and then every year since 2012.

•	Forbes Magazine named Mr. Taiclet to its “Global 2000 CEO Hall of Fame” in 2015.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

CEO Compensation* vs. Value of $100 Investment on 1/1/2012 CEO Compensation* vs. Revenue *As disclosed in summary compensation table
Communication Sites Count Stock price ($ in US Dollars)

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Taiclet’s 2016 performance and strong track record of success, the Committee awarded Mr. Taiclet total annual compensation of $11.8 million for 2016, consisting of a $1.1 million annual salary and $10.7 million in incentive compensation directly linked to his performance, of which $1.7 million (16.0%) was awarded as a cash incentive and $9.0 million (84.0%) was awarded as long-term equity in the form of RSUs and PSUs.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

(1) 298,211 options with a grant date Black-Scholes value of $15.09 (2) 23,792 PSUs (at target) with a grant date price of $94.57 (3) 23,792 RSUs with a grant date price of $94.57 (4) 57,017 PSUs (at target) with a grant date price of $94.71 (5) 38,011 RSUs with a grant date price of $94.71 (6) Totals may not add due to rounding

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

THOMAS A. BARTLETT, Executive Vice President and Chief Financial Officer

2016 PERFORMANCE SUMMARY

Among Mr. Bartlett’s key achievements that the Committee considered in determining his incentive payout for 2016 were the following:

•	Committed to disciplined financial policies and maintenance of a strong balance sheet to support the Company’s overall strategy and focus on asset growth and operational excellence, which included execution of debt repayment or refinancing of nearly $1.2 billion of our U.S. indebtedness and raising $3.25 billion in debt while maintaining our investment grade rating and minimizing interest costs;

•	Achieved goal of reducing net debt to annualized Adjusted EBITDA leverage ratio to at or below 5.0x, three months ahead of schedule;

•	Achieved overall cash flow performance targets (including the Viom integration), with an appropriate capital structure;

•	Achieved significant cash savings through global tax planning initiatives, including the Company’s pioneer tax status in Nigeria;

•	Ensured balanced, disciplined allocation of nearly $4 billion in capital to maximize available resources across the business and achieve targeted returns and growth on core assets, while also returning value to our stockholders;

•	Successfully championed several efficiency, strategic and system initiatives in IT, tax, accounting and treasury management, including migrating to a cloud-based architecture; and

•	Drove disciplined acquisition valuation and integration processes to advance the Company’s strategic positioning.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Bartlett’s 2016 performance, the Committee awarded Mr. Bartlett total annual compensation of $5.2 million for 2016, consisting of a $750,000 annual salary and approximately $4.5 million in incentive compensation directly linked to his performance, of which $783,000 (17.6%) was awarded as a cash incentive and $3.67 million (82.4%) was awarded as long-term equity in the form of RSUs and PSUs.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

(1) 121,604 options with a grant date Black-Scholes value of $15.09
(2) 9,702 PSUs (at target) with a grant date price of $94.57
(3) 9,702 RSUs with a grant date price of $94.57
(4) 23,250 PSUs (at target) with a grant date price of $94.71
(5) 15,500 RSUs with a grant date price of $94.71
(6) Totals may not add due to rounding

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

WILLIAM H. HESS, Executive Vice President, International Operations and President, Latin America and EMEA

2016 PERFORMANCE SUMMARY

Among Mr. Hess’ key achievements that the Committee considered in determining his incentive payout for 2016 were the following:

•	Expanded the Company’s global footprint into two additional markets, Argentina and France;

•	Refined the Company’s long-term strategy in Europe through its strategic partnership with Dutch pension fund manager, PGGM;

•	Exceeded organic revenue growth and commenced new business expectations, and drove operational efficiencies in the Latin America and EMEA regions;

•	Pursued and evaluated strategic business development opportunities by conducting consistent, high quality assessments of opportunities in new and existing markets;

•	Strengthened strategic partnerships with our tenants and joint venture partners and participated in key negotiations;

•	Managed major legal, regulatory and governmental relations matters in existing and new markets; and

•	Led evaluation of alternative structures and investment models to pursue macro-supplement innovation opportunities in several markets.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Hess’ 2016 performance, the Committee awarded Mr. Hess total annual compensation of $5.0 million for 2016, consisting of a $650,000 annual salary and approximately $4.3 million in incentive compensation directly linked to his performance, of which $678,600 (15.6%) was awarded as a cash incentive and $3.67 million (84.4%) was awarded as long-term equity in the form of RSUs and PSUs.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

(1) 121,604 options with a grant date Black-Scholes value of $15.09
(2) 9,702 PSUs (at target) with a grant date price of $94.57
(3) 9,702 RSUs with a grant date value of $94.57
(4) 23,250 PSUs (at target) with a grant date price of $94.71 (5) 15,500 RSUs with a grant date price of $94.71
(6) Totals may not add due to rounding

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

STEVEN C. MARSHALL, Executive Vice President and President, U.S. Tower Division

2016 PERFORMANCE SUMMARY

Among Mr. Marshall’s key achievements that the Committee considered in determining his incentive payout for 2016 were the following:

•	Successfully managed the integration and marketing of the Verizon portfolio ahead of schedule, while maintaining strong performance in the existing business;

•	Pursued acquisition and organic growth opportunities to support cash flow and investment targets;

•	Led the exploration of next generation business models and product evolution;

•	Cultivated and enhanced key commercial relationships, including the entry into new contractual arrangements, and participated in major tenant negotiations;

•	Revised processes and upgraded information technology systems to better serve the Company’s tenants, support faster deployment and improve efficiencies; and

•	Elevated the Company’s profile in the mobile communications infrastructure industry by participation in conferences and securing leadership roles with key industry trade associations.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. Marshall’s 2016 performance, the Committee awarded Mr. Marshall total annual compensation of $5.0 million for 2016, consisting of a $650,000 annual salary and approximately $4.3 million in incentive compensation directly linked to his performance, of which $672,750 (15.5%) was awarded as a cash incentive and $3.67 million (84.5%) was awarded as long-term equity in the form of RSUs and PSUs.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

(1) 121,604 options with a grant date Black-Scholes value of $15.09 (2) 9,702 PSUs (at target) with a grant date price of $94.57
(3) 9,702 RSUs with a grant date value of $94.57
(4) 23,250 PSUs (at target) with a grant date price of $94.71 (5) 15,500 RSUs with a grant date price of $94.71
(6) Totals may not add due to rounding

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

EDMUND DISANTO, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

2016 PERFORMANCE SUMMARY

Among Mr. DiSanto’s key achievements that the Committee considered in determining his incentive payout for 2016 were the following:

•	Led the negotiation and completion of several transactions, including the Viom transaction, which resulted in the increase of our international asset count by over 70%;

•	Managed the investment committee process to drive steady growth to ensure financing, risk management and integration are effectively addressed;

•	Enhanced the Company’s commercial position in several regions through negotiation of key agreements;

•	Improved public affairs function to strengthen the Company’s financial, tax, regulatory and market position by securing leadership positions with global forums and organizations;

•	Enhanced regulatory compliance training programs globally, and improved the risk management function; and

•	Continued implementation of compensation and benefits human resources systems globally.

TOTAL ANNUAL DIRECT COMPENSATION

Based on Mr. DiSanto’s 2016 performance, the Committee awarded Mr. DiSanto total annual compensation of $4.7 million for 2016, consisting of a $600,000 annual salary and approximately $4.1 million in incentive compensation directly linked to his performance, of which $631,800 (15.4%) was awarded as a cash incentive and $3.47 million (84.6%) was awarded as long-term equity in the form of RSUs and PSUs.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

2015 Total Compensation $4.8 million6 2016 Total Compensation $4.7 million6
1 114,977 options with a grant date Black-Scholes value of $15.09
2 9,174 PSUs (at target) with a grant date price of $94.57
3 9,174 RSUs with a grant date price of $94.57
4 21,983 PSUs (at target) with a grant date price of $94.71
5 14,656 RSUs with a grant date price of $94.71
6 Totals may not add due to rounding

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

Other Compensation Practices and Policies

ROLE OF THE COMPENSATION CONSULTANT

The Committee’s compensation consultant is Meridian. Meridian reports directly to the Committee, and the Committee can replace Meridian or hire additional consultants at any time. In 2016, Meridian attended all Committee meetings in person or by telephone, including executive sessions as requested and consulted frequently with the Chairperson of the Committee between meetings.

As part of its work in 2016, Meridian assisted the Committee with determining our peer group and benchmarking analyses, which included an executive compensation competitive analysis, a financial performance analysis, dilution analysis and realizable pay for performance analysis. Meridian also assisted the Committee with modifications to the short- and long-term incentive programs; advised the Committee on stockholder outreach; conducted a risk assessment review of each of our compensation practices, programs and policies; and provided a competitive analysis of Director and executive compensation. Other than the services that it provides to the Committee, Meridian does not provide services to, and receives no additional compensation from, the Company.

The Committee has analyzed whether the work of Meridian as its compensation consultant raises any conflict of interest, taking into consideration the following factors: (i) Meridian does not provide any other services to the Company; (ii) the amount of fees the Company paid to Meridian represents less than 1% of Meridian’s total revenues; (iii) Meridian’s policies and procedures were designed to ensure independence; (iv) Meridian does not have any business or personal relationship with an executive officer of the Company; (v) Meridian does not have any business or personal relationship with any member of the Committee; and (vi) neither Meridian nor any member of its consulting team owns any stock of the Company. The Committee determined, based on its analysis of the above factors, that the work of Meridian and the individual compensation advisors employed by Meridian as compensation consultant to the Committee does not create any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

EMPLOYMENT ARRANGEMENTS AND SEVERANCE PROGRAM

To recruit and retain our executive officers, we periodically enter into employment letters and other arrangements or agreements, which are subject to review by the Committee.

In March 2009, we implemented a severance program (the Severance Program) to provide severance benefits to eligible employees who are terminated in certain circumstances. Severance benefits under the Severance Program vary depending on an employee’s position or tenure with the Company. Our CEO and our executives are eligible for benefits under the Severance Program in the case of a Qualifying Termination, which occurs if the officer resigns for Good Reason or if the Company terminates the executive officer other than for Cause or for Performance Reasons (as these terms are defined in the Severance Program). The employment arrangements and agreements with, and benefits to, these executives are further described in “Employment and Severance Arrangements” below.

OTHER BENEFITS

We do not believe in providing extensive perquisites to our executive officers, who participate in the same healthcare, insurance and other welfare and retirement programs as other eligible employees. These programs include health and dental coverage, group term life insurance, disability programs, our broad-based employee stock purchase program (under which we give a 15% discount to all employees on the purchase price of our stock) and matching contributions to our 401(k) plan. We share the cost of health and welfare benefits with our employees, including our executive officers, a cost that depends on the level of benefits coverage that each employee or executive officer elects.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

We do not offer our executive officers any deferred compensation plans, supplemental executive retirement plans or loans of any kind.

As shown in the “All Other Compensation” column in the Summary Compensation Table on page 51, perquisites to executive officers include an annual car allowance of $12,000; reimbursement for related auto insurance premiums; and amounts for discounted parking at our corporate offices in Boston, a benefit we also provide to a number of other corporate employees.

Under limited circumstances, we provide certain perquisites to individuals recruited to key positions and to officers who move from their home countries at our request. Accordingly, in addition to the general perquisites to executive officers, Mr. Marshall, an expatriate from the United Kingdom who works in the United States as Executive Vice President and President, U.S. Tower Division, receives a goods and services differential, home leave, benefits allowances, optional relocation support allowances, housing and a retirement true up payment in connection with his role. Mr. Hess, who is performing his duties on an overseas assignment in the Netherlands, receives housing and certain other allowances, relocation support allowances, home leave, visa and immigration support, repatriation support, benefits allowance, emergency leave allowance and tax equalization and other tax support in connection with this assignment. The amount of each of Messrs. Marshall’s and Hess’s expatriate benefits is shown in the Summary Compensation Table, and are consistent with packages typically offered to expatriated employees at global companies.

STOCK OWNERSHIP GUIDELINES

We believe that, by holding shares of our Common Stock, RSUs, PSUs and options to purchase our Common Stock, our executive officers have interests that are closely aligned with those of our stockholders. In January 2012, we implemented, and further revised in March 2016, a formal stock ownership policy for our executive officers and Directors so that they may share in the perspectives and sentiments of our stockholders as our stock price increases or decreases.

The current stock ownership guidelines are based on a multiple of base salary for executive officers and a multiple of the annual cash retainer for non-employee Directors. The ownership guidelines are as follows:

•	six (6) times annual base salary for the CEO;

•	three (3) times annual base salary for executive officers directly reporting to the CEO; and

•	five (5) times annual retainer for Directors.

In determining compliance with these guidelines, in addition to actual shares held, we count unvested time-based RSUs, unvested PSUs at target and the in-the-money value of vested options. Executives have five years from the date of hire to reach their required ownership levels and are required to retain 50% of shares net of tax obligations until they meet the ownership requirements.

As of December 31, 2016, all of our NEOs were in compliance with the stock ownership guidelines:

Name	Stock Ownership Guideline	Ownership as of December 31, 2016(1)
James D. Taiclet	6x Base Salary	81x Base Salary
Thomas A. Bartlett	3x Base Salary	18x Base Salary
William H. Hess	3x Base Salary	27x Base Salary
Steven C. Marshall	3x Base Salary	39x Base Salary
Edmund DiSanto	3x Base Salary	48x Base Salary
(1)	Based on a per share price of $105.68, the closing price of our Common Stock on December 30, 2016.

For additional information on our stock ownership guidelines and our Directors, see above under “Corporate Governance—Stock Ownership Guidelines.”

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Discussion and Analysis

POLICIES ON TRANSACTIONS IN COMPANY STOCK; ANTI-HEDGING AND PLEDGING POLICY

Our Anti-Insider Trading Policy imposes limits as to when and how Company employees, including our executive officers and Directors, can engage in transactions in our securities, and prohibits short sales and hedging transactions with respect to our Common Stock. Our Code of Conduct provides a formal policy that prohibits our executive officers and Directors from entering into hedging transactions with respect to our Common Stock. It also prohibits our executive officers, Directors and certain other key employees from pledging shares of our Common Stock as security.

CLAW BACK POLICY

The terms of our annual performance incentive awards and long-term, equity-based awards allow the Company to “claw back” cash and shares received pursuant to such awards, respectively, or, in the latter case, require the payment to the Company of all gains realized upon disposition of such shares in certain circumstances, such as the executive’s termination by the Company for cause or following termination of employment for any reason if either: (1) the executive officer engaged in conduct while an employee that would have justified termination for cause; or (2) the executive officer violates any applicable confidentiality or noncompetition agreement.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Compensation Committee Report

Compensation Committee Report

The Compensation Committee of the Company’s Board of Directors reviewed the Compensation Discussion and Analysis for the year ended December 31, 2016 and discussed it with the Company’s management. Based on this review and its discussions with management, the Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2017 Annual Meeting of Stockholders.

By the Compensation Committee of the Board of Directors of American Tower Corporation.

COMPENSATION COMMITTEE

Samme L. Thompson, Chairperson

Gustavo Lara Cantu

Raymond P. Dolan

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

Executive Compensation

The following table provides information concerning compensation earned by each of our NEOs for the years ended December 31, 2016, 2015 and 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($)(4) (i)	Total ($) (j)
James D. Taiclet, Jr.	2016	$1,100,000	$9,000,102	$—	$1,716,000	$31,295	$11,847,397
Chairman of the Board, President	2015	$1,100,000	$4,500,019	$4,500,004	$2,073,500	$31,972	$12,205,495
and Chief Executive Officer	2014	$1,100,000	$4,500,051	$4,500,007	$2,574,000	$30,715	$12,704,773
Thomas A. Bartlett	2016	$750,000	$3,670,013	$—	$783,000	$30,430	$5,233,443
Executive Vice President	2015	$750,000	$1,835,036	$1,835,004	$852,000	$29,663	$5,301,703
and Chief Financial Officer	2014	$750,000	$1,600,058	$1,600,004	$930,000	$24,804	$4,904,866
William H. Hess	2016	$650,000	$3,670,013	$—	$678,600	$384,528	$5,383,141
Executive Vice President,	2015	$650,000	$1,835,036	$1,835,004	$738,400	$29,978	$5,088,418
International Operations and President, Latin America and EMEA	2014	$650,000	$1,600,058	$1,600,004	$858,000	$30,929	$4,738,991
Steven C. Marshall	2016	$650,000	$3,670,013	$—	$672,750	$145,671	$5,138,434
Executive Vice President and President,	2015	$650,000	$1,835,036	$1,835,004	$733,200	$265,506	$5,318,746
U.S. Tower Division	2014	$650,000	$1,600,058	$1,600,004	$832,000	$134,810	$4,816,872
Edmund DiSanto	2016	$600,000	$3,470,080	$—	$631,800	$30,322	$4,732,202
Executive Vice President, Chief Administrative	2015	$600,000	$1,735,170	$1,735,003	$676,800	$30,115	$4,777,088
Officer, General Counsel and Secretary	2014	$600,000	$1,500,044	$1,500,012	$744,000	$29,767	$4,373,823

(1)	The amounts in column (e) reflect the aggregate grant date fair value of RSUs granted in 2016, 2015 and 2014 and PSUs granted in 2016 and 2015 (valued assuming target performance) pursuant to our 2007 Equity Incentive Plan, as amended (the “2007 Equity Incentive Plan”). Assuming maximum performance levels are achieved, the aggregate grant date fair value of PSUs granted in 2016 would be $10,800,160 with respect to Mr. Taiclet; $4,404,015 with respect to Messrs. Bartlett, Hess and Marshall; and $4,164,020 with respect to Mr. DiSanto. Assuming maximum performance levels are achieved, the aggregate grant date fair value of PSUs granted in 2015 would be $4,500,019 with respect to Mr. Taiclet; $1,835,036 with respect to Messrs. Bartlett, Hess and Marshall; and $1,735,170 with respect to Mr. DiSanto. The aggregate grant date fair value of the awards was calculated by multiplying the number of shares of Common Stock underlying the RSU and PSU (at target) awards by the closing market price of shares of our Common Stock on the grant date.

(2)	The amounts in column (f) reflect the aggregate grant date fair value of stock options granted in 2015 and 2014, respectively, pursuant to the 2007 Equity Incentive Plan. No stock options were granted to our NEOs in 2016. See notes 1 and 13 to the consolidated financial statements included in our Form 10-K regarding assumptions underlying the valuation of our stock options.

(3)	The amounts in column (g) reflect, for the year ended December 31, 2016, cash payments made in 2017 with respect to annual performance incentive awards for services performed in 2016; for the year ended December 31, 2015, cash payments made in 2016 with respect to annual performance incentive awards for services performed in 2015; and for the year ended December 31, 2014, cash payments made in 2015 with respect to annual performance incentive awards for services performed in 2014.

(4)	The amounts in column (i) include for each of our NEOs’ matching contributions pursuant to our 401(k) plan (and, for the year ended December 31, 2014, a U.K. designated retirement fund for Mr. Marshall), an annual car allowance of $12,000 ($9,231 was paid to Mr. Hess in 2016) and additional amounts for related auto insurance premiums. These amounts also reflect reimbursement for parking expenses at our corporate offices in Boston, which is a benefit we offer to a number of our employees who work in that office. In addition, the amounts in column (i) include certain benefits related to Mr. Marshall’s status as an expatriate in 2016, 2015 and 2014 and Mr. Hess’s status as an expatriate in 2016. In 2016, 2015 and 2014, Mr. Marshall received an aggregate of $114,570 (which includes certain of the gross up payments on taxes owed with respect to perquisites or other personal benefits), $239,572 and $109,487, respectively, including amounts for temporary living expenses, home leave and goods and services differentials and for 2015, a retirement true-up payment. In 2016, Mr. Marshall received an aggregate of $44,082 in gross up payments on taxes owed with respect to perquisites or other personal benefits. In 2016, Mr. Hess received an aggregate of $357,128 (which includes certain of the gross up payments on taxes owed with respect to perquisites or other personal benefits) for relocation expenses, temporary living expenses, home leave and goods and services differentials. In 2016, Mr. Hess received an aggregate of $122,045 in gross up payments on taxes owed with respect to perquisites or other personal benefits. For more information regarding these benefits to Mr. Marshall and Mr. Hess, see “—Employment and Severance Arrangements” below. In accordance with SEC rules, the amounts in column (i) do not include payments for group term life insurance and other welfare benefits that are generally available to all salaried employees.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

GRANTS OF PLAN-BASED AWARDS FOR 2016

The following table sets forth information relating to RSUs and PSUs granted pursuant to the 2007 Equity Incentive Plan and annual incentive award opportunity for each of our NEOs as part of our annual performance incentive awards during the year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4) (i)	Grant Date Fair Value of Stock and Option Awards(5) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
James D. Taiclet, Jr.
Annual incentive awards		$1,072,500	$1,430,000	$2,860,000
RSUs	3/10/2016							38,011	$3,600,022
PSUs	3/10/2016				28,509	57,017	114,034		$5,400,080
Thomas A. Bartlett
Annual incentive awards		$506,250	$675,000	$1,350,000
RSUs	3/10/2016							15,500	$1,468,005
PSUs	3/10/2016				11,625	23,250	46,500		$2,202,008
William H. Hess
Annual incentive awards		$438,750	$585,000	$1,170,000
RSUs	3/10/2016							15,500	$1,468,005
PSUs	3/10/2016				11,625	23,250	46,500		$2,202,008
Steven C. Marshall
Annual incentive awards		$438,750	$585,000	$1,170,000
RSUs	3/10/2016							15,500	$1,468,005
PSUs	3/10/2016				11,625	23,250	46,500		$2,202,008
Edmund DiSanto
Annual incentive awards		$405,000	$540,000	$1,080,000
RSUs	3/10/2016							14,656	$1,388,070
PSUs	3/10/2016				10,992	21,983	43,966		$2,082,010

(1)	For 2016, the bonus target for Mr. Taiclet was 130% of base salary and for each of Messrs. Bartlett, Hess, Marshall and DiSanto was 90% of base salary. The annual incentive awards cannot exceed 200% of the bonus target, and typically the Compensation Committee does not award annual incentive awards below 75% of the bonus target. The amounts in column (c), (d) and (e) are based on 75%, 100% and 200% of the bonus target, respectively. The actual amounts we paid in connection with our annual performance incentive awards are reflected in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” For more information regarding our annual performance incentive awards, see above under the caption “Compensation Determinations for 2016—Annual Performance Incentive Awards” in our Compensation Discussion and Analysis included in this Proxy Statement.

(2)	Includes PSUs granted under the 2007 Equity Incentive Plan.

(3)	Includes RSUs granted under the 2007 Equity Incentive Plan. All RSUs included in column (i) generally vest in 25% cumulative annual increments commencing one year from the date of grant.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

(4)	We typically grant equity-based incentive awards to our employees, including our executive officers, as part of our annual employee performance review program conducted each February or March. On March 10, 2017, in connection with annual performance reviews and the Company’s annual employee equity grant, we awarded Messrs. Taiclet, Bartlett, Hess, Marshall and DiSanto RSUs and PSUs pursuant to the 2007 Equity Incentive Plan, in the amounts set forth below based on their performance for 2016 and expected future contributions to the Company. In determining the size of these awards, the Committee established a targeted award value for each executive officer and then allocated 40% to RSUs and 60% to PSUs.

Name	RSUs	PSUs	Grant Date Fair Value
James D. Taiclet, Jr.	$4,000,000	$6,000,000	$113.58
Thomas A. Bartlett	$1,600,000	$2,400,000	$113.58
William H. Hess	$1,600,000	$2,400,000	$113.58
Steven C. Marshall	$1,600,000	$2,400,000	$113.58
Edmund DiSanto	$1,500,000	$2,250,000	$113.58

RSU awards vest in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program. PSU awards vest at the end of the three-year performance period based on achievement against pre-established performance goals determined at the date of grant, subject to the terms of our death, disability and retirement benefits program.

(5)	The amounts in column (l) reflect the grant date fair value of the stock awards granted during the fiscal year ended December 31, 2016. The aggregate grant date fair value of the awards is calculated using the closing market price of shares of our Common Stock on the grant date, March 10, 2016. All PSUs are valued assuming the target number of shares in column (g).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The compensation we paid our NEOs in 2016, 2015 and 2014 as summarized in the Summary Compensation Table is determined in accordance with employment letters and other arrangements or agreements with our executive officers, which the Compensation Committee reviews. For more information about these agreements, please see below under “Employment and Severance Arrangements.” For more information about the elements of the compensation packages paid to our executive officers, please see above under “Compensation Determinations for 2016” in the Compensation Discussion and Analysis.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2016

The following table sets forth information relating to stock options and RSUs outstanding as of December 31, 2016 that were granted to our NEOs pursuant to our 1997 Stock Option Plan, as amended, and the 2007 Equity Incentive Plan.

	Option Awards(1)				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(3) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4) (j)
James D. Taiclet, Jr.	149,760	—	$28.39	3/10/2019	—	—	—	—
	136,667	—	$43.11	3/10/2020	—	—	—	—
	175,337	—	$50.78	3/10/2021	—	—	—	—
	229,754	—	$62.00	3/12/2022	—	—	—	—
	174,871	58,290	$76.90	3/11/2023	—	—	—	—
	151,618	151,617	$81.18	3/10/2024	—	—	—	—
	74,553	223,658	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	14,629	$1,545,993	—	—
	—	—	—	—	27,716	$2,929,027	—	—
	—	—	—	—	17,844	$1,885,754	—	—
	—	—	—	—	38,011	$4,017,002	—	—
	—	—	—	—	24,904	$2,631,855	7,930	$838,042
	—	—	—	—	—	—	57,017	$6,025,557
Thomas A. Bartlett	—	19,430	$76.90	3/11/2023	—	—	—	—
	—	53,908	$81.18	3/10/2024	—	—	—	—
	30,401	91,203	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	4,876	$515,296	—	—
	—	—	—	—	9,854	$1,041,371	—	—
	—	—	—	—	7,276	$768,928	—	—
	—	—	—	—	15,500	$1,638,040	—	—
	—	—	—	—	10,156	$1,073,286	3,234	$341,769
	—	—	—	—	—	—	23,250	$2,457,060
William H. Hess	17,950	—	$62.00	3/12/2022	—	—	—	—
	54,405	18,134	$76.90	3/11/2023	—	—	—	—
	53,909	53,908	$81.18	3/10/2024	—	—	—	—
	30,401	91,203	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	4,551	$480,950	—	—
	—	—	—	—	9,854	$1,041,371	—	—
	—	—	—	—	7,276	$768,928	—	—
	—	—	—	—	15,500	$1,638,040	—	—
	—	—	—	—	10,156	$1,073,286	3,234	$341,769
	—	—	—	—	—	—	23,250	$2,457,060

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

	Option Awards(1)				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(3) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4) (j)
Steven C. Marshall	17,162	—	$28.39	3/10/2019	—	—	—	—
	30,000	—	$43.11	3/10/2020	—	—	—	—
	61,368	—	$50.78	3/10/2021	—	—	—	—
	71,798	—	$62.00	3/12/2022	—	—	—	—
	54,405	18,134	$76.90	3/11/2023	—	—	—	—
	53,909	53,908	$81.18	3/10/2024	—	—	—	—
	30,401	91,203	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	4,551	$480,950	—	—
	—	—	—	—	9,854	$1,041,371	—	—
	—	—	—	—	7,276	$768,928	—	—
	—	—	—	—	15,500	$1,638,040	—	—
	—	—	—	—	10,156	$1,073,286	3,234	$341,769
	—	—	—	—	—	—	23,250	$2,457,060
Edmund DiSanto	50,000	—	$43.11	3/10/2020	—	—	—	—
	58,446	—	$50.78	3/10/2021	—	—	—	—
	68,926	—	$62.00	3/12/2022	—	—	—	—
	52,462	17,487	$76.90	3/11/2023	—	—	—	—
	50,540	50,539	$81.18	3/10/2024	—	—	—	—
	28,745	86,232	$94.57	3/10/2025	—	—	—	—
	—	—	—	—	4,389	$463,830	—	—
	—	—	—	—	9,238	$976,272	—	—
	—	—	—	—	6,880	$727,078	—	—
	—	—	—	—	14,656	$1,548,846	—	—
	—	—	—	—	9,603	$1,014,845	3,058	$323,169
	—	—	—	—	—	—	21,983	$2,323,163

(1)	Stock options vest in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program, and have a term of 10 years.

(2)	For each option grant identified as unexercisable in part or in full, the following table sets forth information regarding such option grant as of December 31, 2016.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Grant Date	Original Option Grant Amount (#)
James D. Taiclet, Jr.	174,871	58,290	3/11/2013	233,161
	151,618	151,617	3/10/2014	303,235
	74,553	223,658	3/10/2015	298,211
Thomas A. Bartlett	—	19,430	3/11/2013	77,721
	—	53,908	3/10/2014	107,817
	30,401	91,203	3/10/2015	121,604
William H. Hess	54,405	18,134	3/11/2013	72,539
	53,909	53,908	3/10/2014	107,817
	30,401	91,203	3/10/2015	121,604
Steven C. Marshall	54,405	18,134	3/11/2013	72,539
	53,909	53,908	3/10/2014	107,817
	30,401	91,203	3/10/2015	121,604
Edmund DiSanto	52,462	17,487	3/11/2013	69,949
	50,540	50,539	3/10/2014	101,079
	28,745	86,232	3/10/2015	114,977

(3)	Stock awards consist of RSUs and PSUs granted under the 2007 Equity Incentive Plan. Each of the unvested RSUs was granted on March 11, 2013; March 10, 2014; March 10, 2015; or March 10, 2016 (in descending chronological order as to the date of grant in the table for each NEO) and each vests in 25% cumulative annual increments commencing one year from the date of grant, subject to earlier vesting under the death, disability and retirement benefits program. All unvested PSUs granted on March 10, 2015 are earned for year-one and year-two performance. They vest at the end of the three-year performance period based on achievement against a pre-established performance goal determined at the date of grant, subject to the terms of the death, disability and retirement benefits program.

(4)	The market value of the RSU and PSU awards was determined using a stock price of $105.68, which was the closing price of our Common Stock on the NYSE on December 30, 2016.

(5)	The unvested PSUs were granted on March 10, 2015 and March 10, 2016 vest at the end of the three-year performance period based on achievement against pre-established performance goals determined at the date of grant, subject to the terms of the death, disability and retirement benefits program. The PSUs are valued assuming target performance.

OPTION EXERCISES AND STOCK VESTED FOR 2016

The following table sets forth information relating to options exercised and RSUs vested during the year ended December 31, 2016 for each NEO.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized Upon Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
James D. Taiclet, Jr.	202,500	15,289,094	50,564	4,904,259
Thomas A. Bartlett	147,611	5,004,701	17,673	1,712,506
William H. Hess	—	—	16,945	1,640,827
Steven C. Marshall	150,000	10,483,500	16,945	1,640,827
Edmund DiSanto	92,274	7,191,672	16,141	1,563,315

(1)	Column (c) reflects the excess of the market price of the underlying securities at exercise over the exercise price.

(2)	Column (e) reflects the market value of RSU awards using a stock price of $94.71 and $98.46, the closing price of our Common Stock on the NYSE on the vesting date of each RSU.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Employment and Severance Arrangements

Employment and Severance Arrangements

As discussed above in our Compensation Discussion and Analysis, to recruit and retain our executive officers, we periodically enter into employment letters and other arrangements or agreements, which the Compensation Committee reviews. Our NEOs are also subject to the terms of the Severance Program. The table below, “Potential Payments Upon Termination or Change of Control for 2016,” summarizes the severance benefits that would be payable to each of our NEOs if his employment had been terminated as of December 31, 2016, with respect to the different termination scenarios set forth in their agreements with us. Under the Severance Program, our executive officers are entitled to the following severance benefits upon a Qualifying Termination:

•	Cash Severance: The CEO is entitled to receive 104 weeks of base earnings and each Executive Vice President is entitled to receive 78 weeks of base earnings. In addition, each executive would be entitled to a pro-rated portion of his or her target incentive for the portion of the year prior to termination, assuming 100% satisfaction of goals or objectives related to that incentive.

•	Equity Acceleration/Vesting Provisions: If a Qualifying Termination occurs within 14 days prior to, or up to two years following, a Change of Control, each executive is entitled to full acceleration of vesting of all outstanding stock options, RSUs and PSUs, as further described below.

•	Benefits Continuation: Each executive is eligible for continued health and welfare benefits, for which the Company will pay the employer share of the cost of coverage for a period equal to the number of weeks of base earnings payable under the Severance Program.

•	Release of Claims, Non-Compete: To receive benefits under the Severance Program, the executive must sign a separation and release agreement and a limited confidentiality and restrictive covenant agreement in forms satisfactory to the Company. In addition, at our discretion, we may require the deposit of a portion of the after-tax payments to each executive in a restricted account to serve as security for the executive’s compliance with the ongoing covenants, restrictions and obligations contained in such agreements, with restrictions on distribution up to and including forfeiture in the event of non-compliance.

Under the Severance Program, equity awards to our executive officers are subject to a double-trigger standard, whereby the executive is entitled to acceleration of his equity awards only in the event of a “Qualifying Termination” within 14 days before, or two years following, a “Change of Control.” In such an event, the executive is entitled to acceleration of all unvested equity-based awards (including stock options and RSUs). In addition, with respect to the grant of PSUs in 2015, the value of the PSUs earned would be determined as of the most recently completed fiscal quarter and paid out within 60 days of the anniversary of the date of grant in the year following the Qualifying Termination. With respect to the grant of PSUs in 2016, the value of those PSUs would be determined based on target performance, pro-rated for the executive’s term of employment during the performance period prior to the Qualifying Termination and paid out within 60 days of the Qualifying Termination. If there is no Qualifying Termination or if the termination is a Qualifying Termination not in connection with a Change of Control, the executive is not entitled to any acceleration or continued vesting of his or her equity-based awards. In addition, the Severance Program does not provide for tax gross-ups.

In addition, the Compensation Committee adopted a death, disability and retirement benefits program in connection with equity awards granted to our employees, including executives, similar to that of our peer group companies. The program’s benefits provide for the acceleration of vesting and exercise periods for stock options, RSUs and PSUs granted on or after January 1, 2013 upon an employee’s death or permanent disability, or upon an employee’s qualified retirement provided certain eligibility criteria are met.

In February 2017, we entered into an amended and restated letter agreement with Mr. Hess in connection with his overseas assignment in the Netherlands. Consistent with the benefits we provide our other executive officers and our expatriate program, we agreed to provide Mr. Hess housing and certain other allowances, relocation support allowances, home leave, visa and immigration support, repatriation support, benefits allowance, emergency leave allowance and tax equalization and other tax support.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Employment and Severance Arrangements

In March 2017, we entered into a new two-year letter agreement with Mr. Marshall in connection with his continued service as Executive Vice President and President of our U.S. Tower Division. Consistent with the benefits we provide our other executive officers and our expatriate program, we agreed to provide Mr. Marshall with a goods and services differential, home leave, benefits allowances, optional relocation support allowances, housing and a retirement true up payment.

We are also a party to two noncompetition agreements with Mr. Hess: (1) a noncompetition agreement related to our Mexico subsidiary, ATC MexHold LLC, entered into in 2001; and (2) a noncompetition and confidentiality agreement related to our Brazil subsidiary, ATC South America Holding LLC, entered into in 2004 and amended in 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL FOR 2016

The table below sets forth the potential estimated payments pursuant to our Severance Program to each NEO as if the individual’s employment had been terminated as of December 31, 2016. While our executive officers are entitled to certain severance benefits upon a Qualifying Termination pursuant to the terms of the Severance Program, full acceleration of vesting of outstanding equity-based awards is limited to a Qualifying Termination upon a change in control, subject to earlier vesting under the death, disability and retirement program.

Name and Type of Payment/Benefit	Termination on 12/31/16: “for Cause”	Termination on 12/31/16: voluntary or retirement	Qualifying Termination on 12/31/16: with no Change of Control	Qualifying Termination on 12/31/16: with Change of Control
James D. Taiclet, Jr.
Base salary(1)	$—	$—	$2,200,000	$2,200,000
Annual incentive awards(2)	—	—	1,430,000	1,430,000
Value of accelerated equity awards(3)(4)(5)	—	22,895,228	22,895,228	22,895,228
Health benefits(6)	—	—	41,026	41,026
Total	$—	$22,895,228	$26,566,254	$26,566,254
Thomas A. Bartlett
Base salary(1)	$—	$—	$1,125,000	$1,125,000
Annual incentive awards(2)	—	—	675,000	675,000
Value of accelerated equity awards(3)(4)(5)	—	8,749,147	8,749,147	8,749,147
Health benefits(6)	—	—	22,378	22,378
Total	$—	$8,749,147	$10,571,525	$10,571,525
William H. Hess
Base salary(1)	$—	$—	$975,000	$975,000
Annual incentive awards(2)	—	—	585,000	585,000
Value of accelerated equity awards(3)(4)	—	—	—	8,677,502
Health benefits(6)	—	—	30,770	30,770
Total	$—	$—	$1,590,770	$10,268,272
Steven C. Marshall
Base salary(1)	$—	$—	$975,000	$975,000
Annual incentive awards(2)	—	—	585,000	585,000
Value of accelerated equity awards(3)(4)	—	—	—	8,677,502
Health benefits(6)	—	—	22,378	22,378
Total	$—	$—	$1,582,378	$10,259,880
Edmund DiSanto
Base salary(1)	$—	$—	$900,000	$900,000
Annual incentive awards(2)	—	—	540,000	540,000
Value of accelerated equity awards(3)(4)(5)	—	8,204,813	8,204,813	8,204,813
Health benefits(6)	—	—	22,378	22,378
Total	$—	$8,204,813	$9,667,191	$9,667,191

(1)	For Mr. Taiclet, the amount reflects salary continuation for 104 weeks, based on Mr. Taiclet’s base salary as of December 31, 2016. For Messrs. Bartlett, Hess, Marshall and DiSanto, the amount reflects salary continuation for 78 weeks, based on base salary as of December 31, 2016. The Severance Program specifies that continuation of salary is to be paid bi-weekly.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Securities Authorized for Issuance under Equity Compensation Plans

(2)	This amount reflects an incentive award opportunity with respect to a full year of service for the year ended December 31, 2016 and assumes that a bonus target of 100% is met. Actual incentive award payments upon separation are calculated pro-rata. For the year ended December 31, 2016, the bonus target for Mr. Taiclet was 130% of base salary and for Messrs. Bartlett, Hess, Marshall and DiSanto was 90% of base salary.

(3)	Value of stock options reflects the excess of the closing market price of $105.68 of our Common Stock on December 30, 2016 over the exercise price of the stock option. Value of RSUs is determined using the closing market price of $105.68 of our Common Stock on December 30, 2016.

(4)	As of December 31, 2016, under the Severance Program, each executive is entitled to acceleration of vesting of all outstanding equity-based awards, including, but not limited to, stock options, RSUs and PSUs, upon a Qualifying Termination that occurs within 14 days prior to, or up to two years following, a Change of Control, as described above.

(5)	In addition to the acceleration of vesting of all outstanding equity-based awards upon a Qualifying Termination under the Severance Program, Messrs. Taiclet, Bartlett and DiSanto’s equity-based awards that were granted after January 1, 2013 will vest upon their “qualifying retirement,” pursuant to the terms of the Company’s death, disability and retirement program, as described above.

(6)	For Mr. Taiclet, this amount reflects a continuation of health and dental insurance for 104 weeks, based on the employer share of the cost of coverage for this time period. For Messrs. Bartlett, Hess, Marshall and DiSanto, this amount reflects a continuation of health and dental insurance for 78 weeks, based on the employer share of the cost of coverage for this time period. All amounts are estimates based on current rates and benefits elections made by each executive for the year ended December 31, 2016.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2016.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2) (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans/arrangements approved by the stockholders(1)	9,399,770	$78.01	12,683,036
Equity compensation plans/arrangements not approved by the stockholders	N/A	N/A	N/A
Total	9,399,770	$78.01	12,683,036

(1)	Includes the 1997 Stock Option Plan, as amended, the 2007 Equity Incentive Plan and the ESPP.

(2)	Column (a) includes (i) 1,663,743 shares underlying outstanding unvested RSUs, (ii) 458,851 shares underlying outstanding unvested PSUs based on the shares earned during the first and second years of the performance period and the maximum amount of PSUs that can be earned during the remaining performance period under the award agreement for the March 2015 grants and the maximum amount of PSUs that can be earned under the award agreement for the March 2016 grants, (iii) 7,269,376 shares underlying outstanding stock options and (iv) an estimated 7,800 shares relating to expected purchases under the ESPP. Because there is no exercise price for RSUs, PSUs or shares purchased under the ESPP, such awards are not included in the weighted-average exercise price in column (b).

(3)	Includes 3,183,058 shares available for issuance under the ESPP and 9,499,978 shares available for grant under the 2007 Equity Incentive Plan, as of December 31, 2016. Under the 2007 Equity Incentive Plan, we are authorized to grant various types of stock-based awards, including stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. As the 1997 Stock Option Plan, as amended, terminated in November 2007 upon the tenth anniversary of its effective date, the remaining shares subject to the 1997 Stock Option Plan are no longer available for issuance.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Proposal 1 Election of Directors

Under our By-Laws, the number of members of our Board is fixed from time to time by the Board and may be increased or decreased by a vote of the stockholders or by the majority of Directors then in office.

With the exception of Ms. Carolyn F. Katz, each of the incumbent Directors is standing for re-election at the Annual Meeting. On March 9, 2017, the Board resolved to decrease its size to nine members as of the date of the Annual Meeting.

The Board has nominated for election at the Annual Meeting the nine Directors listed below, all of whom were recommended for nomination to the Board by the Nominating Committee.

Each Director elected at the Annual Meeting will hold office until the 2018 Annual Meeting or until his or her successor is elected and qualified, subject to earlier retirement, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR each nominee listed below. If a nominee becomes unavailable to serve, we will vote the shares represented by proxies for the election of such other person as the Board may recommend.

Required Vote

Our By-Laws require that each Director receive a majority of the votes properly cast with respect to such Director in uncontested elections (i.e., the number of shares voted “for” a Director nominee must exceed the number of votes cast “against” that nominee). As the election of Directors at the Annual Meeting is uncontested, it requires a majority of the votes cast by, or on behalf of, the holders of Common Stock at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” a Director and have no effect on the election results.

If stockholders do not re-elect a nominee who is already a Director, Delaware law provides that the Director continue to serve on the Board as a “holdover director.” Under our By-Laws and Corporate Governance Guidelines, each Director must submit an irrevocable advance resignation that will be effective if the stockholders do not re-elect him or her and the Board accepts his or her resignation. In that situation, within 90 days from the date the election results are certified, the Nominating Committee will recommend to the Board whether to accept or reject the resignation, with the Board then taking action and promptly disclosing its decision and underlying rationale in a filing with the SEC.

The Board of Directors unanimously recommends that you vote FOR the election of each nominee listed below to serve as Director until the next Annual Meeting or until his or her successor is duly elected and qualified.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Relevant information about each Director nominee appears below.

    James D. Taiclet, Jr.

Chairman, President & CEO American Tower Corporation Director Since November 2003 • Chairman of the Board (February 2004-present) Age 56

Career

Mr. Taiclet is American Tower Corporation’s Chairman, President and Chief Executive Officer. He was appointed President and Chief Operating Officer in September 2001; named Chief Executive Officer in October 2003; and selected as Chairman of the Board in February 2004. Before joining American Tower he was President of Honeywell Aerospace Services, a unit of Honeywell International; Vice President of Engine Services at Pratt & Whitney, a unit of United Technologies Corporation; and a consultant at McKinsey & Company, specializing in telecommunications and aerospace strategy and operations. He began his career as a U.S. Air Force officer and pilot.

Qualifications

•  Effective leadership and executive experience, including as our Chairman, President and CEO

•  Operational, international and strategic experience with global large-cap companies

•  Named to the U.S.-India CEO Forum by the U.S. Department of Commerce in 2015

Other Public Company Boards

•  None

Other Positions

•  Member, the Council on Foreign Relations

•  Member, Executive Board, National Association of Real Estate Investment Trusts (NAREIT)

•  Member, Business Roundtable

•  Member, Commercial Club of Boston

•  Trustee, Brigham and Women’s Healthcare, Inc. (Boston, Massachusetts)

•  Member, Advisory Council for the Princeton University Woodrow Wilson School of Public and International Affairs

    Raymond P. Dolan

President & CEO

Sonus Networks

Director Since February 2003

•   Compensation Committee (February 2003-May 2011; June 2016-present)

•   Nominating and Corporate Governance Committee (January 2004-June 2016; Chair, February 2005-May 2015)

Age 59

Career

Mr. Dolan has been the President and CEO of Sonus Networks, Inc., a supplier of voice, video and data infrastructure solutions for wireline and wireless telephone service providers, since October 2010. Until January 2008, he served as CEO of QUALCOMM Flarion Technologies and Senior Vice President at QUALCOMM. He was Chairman and CEO of Flarion Technologies, Inc., a provider of mobile broadband communications systems, from May 2000 until its acquisition by QUALCOMM in 2006. Before that he served as Chief Operation Officer of NextWave Telecom and as Executive Vice President of marketing of Bell Atlantic/NYNEX Mobile.

Qualifications

•  Extensive leadership experience in the wireless communications industry

•  International, operational and strategic expertise

•  Strong management and board experience

Other Public Company Boards

•  Sonus Networks, Inc. (October 2010–present)

•  NII Holdings, Inc. (July 2008–May 2012)

Other Positions

•  Appointed by President Obama to serve on the National Security Telecommunications Advisory Committee (January 2016)

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    Robert D. Hormats

Vice Chairman Kissinger Associates, Inc. Director Since October 2015 • Nominating and Corporate Governance Committee (February 2016-present) Age 74

Career

Mr. Hormats has served as Vice Chairman of Kissinger Associates, Inc., a strategic international consulting firm, since October 2013. From 2009 to 2013, he served as Under Secretary of State for Economic Growth, Energy and the Environment. Prior to that, he was Vice Chairman, Goldman Sachs (International) and a managing director of Goldman, Sachs & Co., which he joined in 1982. Mr. Hormats formerly served as Assistant Secretary of State for Economic and Business Affairs, Ambassador and Deputy U.S. Trade Representative, and Senior Deputy Assistant Secretary for Economic and Business Affairs. He also served as a senior staff member for International Economic Affairs on the National Security Council.

Qualifications

•  Significant international experience in both the public and private sectors, including key business and trade positions with the U.S. Federal government

•  Extensive knowledge of global capital markets and financial matters

Other Public Company Boards

•  None

Other Positions

•  Member, the Council on Foreign Relations

•  Member, Investment Committee, Tiedermann Wealth Management

•  Board of Visitors, Fletcher School of Law and Diplomacy

•  Dean’s Council, John F. Kennedy School of Government

    Gustavo Lara Cantu

Former CEO

Monsanto Company, Latin America North Division

Director Since November 2004

•   Compensation Committee (May 2009-present)

•   Nominating and Corporate Governance Committee (February 2005-May 2009)

Age 67

Career

Mr. Lara is a retired business executive who most recently served as CEO of Monsanto Company’s Latin America North division. Prior to retiring in 2004, Mr. Lara had worked for the Monsanto Company in various capacities for more than 24 years.

Qualifications

•  Executive and governance experience with a global company

•  Insight into business operations in Latin America

•  Knowledge of financial and business developments in Mexico

Other Public Company Boards

•  None

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    Craig Macnab

Chief Executive Officer National Retail Properties, Inc. Director Since December 2014 • Audit Committee (December 2014-present) Age 61

Career

Mr. Macnab has served as CEO of National Retail Properties, Inc., a publicly traded REIT, since February 2004 and as that company’s Chairman of the board since February 2008. Mr. Macnab will retire from his current roles as Chief Executive Officer, Chairman and director at National Retail Properties, Inc., effective April 28, 2017. Prior to joining National Retail Properties, Mr. Macnab was the CEO, President and a director of JDN Realty Corporation, also a publicly traded REIT, from April 2000 through March 2003.

Qualifications

•  Extensive management experience with publicly traded REITs and global large-cap companies

•  Financial expertise

•  Experience as a director of other public companies

Other Public Company Boards

•  National Retail Properties, Inc. (February 2008–April 2017)

•  DDR Corp. (March 2003-May 2015)

•  Eclipsys Corporation (May 2008-August 2010)

Other Positions

•  Director and chair of the governance committee of the Cadillac Fairview Corporation Limited, a private company and a wholly-owned subsidiary of the Ontario Teachers’ Pension Plan

    JoAnn A. Reed

Healthcare Services Consultant Director Since May 2007 • Audit Committee (November 2007-present; Chair since May 2015) Age 61

Career

Before becoming a healthcare services consultant, Ms. Reed served as CFO and SVP of Finance at Medco Health Solutions, a leading pharmacy benefit manager. After joining Medco in 1988, she spent 20 years with the company, serving in finance and accounting roles of increasing responsibility; she was appointed SVP of Finance in 1992 and CFO in 1996. Prior to joining Medco, Ms. Reed held finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp. and Unisys/Timeplex Inc.

Qualifications

•  Financial expertise

•  Extensive board experience

•  More than 25 years of leadership experience with multinational companies in financial, strategic and business development initiatives

Other Public Company Boards

•  Waters Corporation (May 2006-present)

•  Mallinckrodt plc (June 2013-present)

•  Health Management Associates, Inc. (August 2013-January 2014)

•  DynaVox Inc. (April 2010-December 2012)

Other Positions

•  Trustee, St. Mary’s College of Notre Dame (until April 2015)

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    Pamela D.A. Reeve

Former President and CEO

Lightbridge, Inc.

Director Since March 2002

•   Lead Director (May 2004-present)

•   Nominating and Corporate Governance Committee (May 2009-present; August 2002-February 2005)

•   Compensation Committee (April 2004—June 2016; Chair, April 2004-May 2009)

•   Audit Committee (August 2002-July 2007)

Age 67

Career

A retired business executive, Ms. Reeve served from November 1989 to August 2004 as the President and CEO and a director of Lightbridge, Inc., a global provider of mobile business solutions to the wireless communications industry. Prior to joining Lightbridge in 1989, Ms. Reeve spent 11 years as a consultant and in a series of executive positions at the Boston Consulting Group, Inc.

Qualifications

•  Leadership, operational, strategic and corporate governance expertise, particularly in the communications and technology industries

•  Financial expertise

•  Extensive knowledge of our Company

Other Public Company Boards

•  Frontier Communications Corporation (May 2010-present)

•  Sonus Networks, Inc. (August 2013-present)

Other Positions

•  Chairman of the Board, The Commonwealth Institute (June 2004-present)

    David E. Sharbutt

Former CEO and Chairman

Alamosa Holdings, Inc.

Director Since July 2006

•   Nominating and Corporate Governance Committee (May 2007-present; Chair since May 2015)

•   Audit Committee (April 2017-present; May 2007-November 2007)

Age 67

Career

Mr. Sharbutt is a retired business executive who most recently served as CEO and Chairman of Alamosa Holdings, Inc., a provider of wireless communications services, which was acquired by Sprint Nextel Corporation in February 2006. Mr. Sharbutt had been Alamosa’s Chairman and a director since the company was founded in July 1998 and was named CEO in October 1999. Before joining Alamosa, Mr. Sharbutt was President and CEO of Hicks & Ragland Engineering Co., an engineering consulting company (now known as CHR Solutions).

Qualifications

•  Leadership and board experience with wireless communications companies

•  Financial expertise

•  Strategic, operational and advisory roles in leading complex telecommunications enterprises

Other Public Company Boards

•  None

Other Positions

•  Director of Flat Wireless, LLC, a private company

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

    Samme L. Thompson

President

Telit Associates, Inc.

Director Since August 2005 (served as director of SpectraSite, Inc. from June 2004 until our acquisition in August 2005)

•   Compensation Committee (May 2006-present; Chair since May 2009)

Age 71

Career

A business executive with more than 35 years of management experience, Mr. Thompson has served as president of Telit Associates, Inc., a financial and strategic advisory firm, since joining the firm in 2002. From 1999 to 2002, he served as SVP and Director of Strategy and Corporate Development for Motorola, Inc. Mr. Thompson also served as director of Strategic Planning and Development with AT&T Information Systems; as an SVP with Kidder, Peabody & Co.; and as a strategy consultant with McKinsey & Company.

Qualifications

•  Significant strategic and global advisory experience

•  Comprehensive board experience with companies in the wireless communications industry

Other Public Company Boards

•  Spok Holdings, Inc. (November 2004-present)

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Proposal 2 Ratification of Selection of

Independent Registered Public Accounting Firm

The Audit Committee has selected, and the Audit Committee and the Board of Directors recommend stockholder ratification of, Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2017. Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they choose and will also be available to respond to appropriate questions from stockholders.

If our stockholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will reconsider their selection.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of stockholders at the Annual Meeting.

The Audit Committee and the Board of Directors recommend that you vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the current fiscal year.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Proposal 3 Advisory Vote on Executive Compensation

We are providing our stockholders the opportunity to approve, on an advisory basis (a “say on pay” vote), the compensation of our named executive officers as described in “Compensation Discussion and Analysis” and related tabular and narrative disclosures in this Proxy Statement in accordance with section 14A of the Exchange Act. We intend to submit our executive compensation to an advisory vote annually, subject to consideration of the results of the advisory vote on Proposal 4.

We believe that our executive officers play a critical role in our financial, strategic and operational performance and in creating long-term stockholder value. Accordingly, our executive compensation philosophy is to create a balance that achieves our executive retention objectives while rewarding our executive officers under a pay for performance philosophy through an appropriate combination of base salary, annual performance incentive awards and long-term, equity-based compensation. The objectives of our executive compensation program include:

•	retaining our executive officers and aligning their interests with stockholder interests;

•	rewarding our executive officers for individual performance that furthers the Company’s achievement of its business strategies; and

•	rewarding our executive officers for their contributions to overall Company performance.

We continually review our executive compensation program. We also seek the input of our stockholders and based on such engagement made several changes to our executive compensation program in 2016 (see page 25).

We urge you to read the “Compensation Discussion and Analysis,” accompanying compensation tables and related narrative disclosures in this Proxy Statement, as they provide greater detail on our compensation philosophy and determinations. The Compensation Committee and the Board believe that our executive compensation program and policies are consistent with, and help us achieve the goals of, our compensation philosophy.

HIGHLIGHTS OF OUR EXECUTIVE COMPENSATION PROGRAM AND POLICIES(1)

•	The vast majority of our executives’ targeted compensation consists of variable pay elements.

•	We weight our target compensation packages toward equity-based incentive awards to focus executives on long-term value creation and provide an appropriate balance with the short-term performance-driven incentive award.

•	Our long-term equity incentive plan no longer includes stock options and is now a mix of 40% RSUs and 60% PSUs.

•	We tie our annual performance incentive awards directly to the accomplishment of specific financial, strategic, organizational development and operational performance goals.

–	80% of the award encourages executive collaboration in the achievement of pre-established Company financial targets (total property revenue and Adjusted EBITDA); and

–	20% of the award encourages individual executive achievement of pre-established strategic, organizational development and operational performance goals (e.g., driving process efficiency, enhancing our strategic and financial position, and developing talent), including certain budget metrics.

(1)	Definitions of non-GAAP financial measures and reconciliations to GAAP can be found in Appendix A.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

•	Vesting of our PSUs is based on ROIC and Consolidated AFFO per Share growth metrics, and PSUs are subject to a three-year performance period.

•	We provide equity vesting upon a change in control only upon a termination of employment (a “double-trigger”), with no tax gross-ups provided.

•	Our retirement and welfare benefits are consistent for all employees, with no pension or deferred compensation plans for executive officers and limited perquisites.

•	Our annual performance incentive awards and long-term, equity-based awards have terms that, in certain circumstances, allow us to “claw back” cash and shares received pursuant to such awards or require the payment of gains realized upon disposition of such shares under certain circumstances.

•	Our stock ownership guidelines require each executive to own a number of shares at a multiple of his or her annual base salary (six times base salary for our CEO and three times base salary for our other executive officers who report directly to our CEO), and each executive will be required to retain at least 50% of shares net of tax obligations until he or she meets the ownership requirements.

•	We conduct a risk review of our compensation programs each year to determine if any elements of the programs create an inappropriate level of risk.

Required Vote

Approval of this resolution requires the affirmative vote of a majority of the votes cast by or on behalf of stockholders at the Annual Meeting. Abstentions and broker non-votes are not considered as votes cast “for” or “against” this proposal and have no effect on the results.

Although the advisory vote on this proposal is non-binding, meaning that our Board is not required to adjust our executives’ compensation or our compensation programs or policies, as a result of the vote, we encourage all stockholders to vote their shares on this matter, as the Board and the Compensation Committee will consider the voting results when determining compensation policies and decisions, including future executive-compensation decisions.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Proposal 4 Advisory Vote on Frequency of Executive Compensation Advisory Vote

Section 14A of the Exchange Act requires that we provide our stockholders the opportunity to cast an advisory vote (a “say when on pay” vote) on whether a non-binding, advisory say-on-pay vote to approve the compensation of our named executive officers (as set forth in Proposal 3) should occur every one, two or three years.

At our 2011 Annual Meeting of Stockholders, stockholders voted for a say on pay vote to be submitted for approval, on an advisory basis, every one year. We continue to believe that this vote should be submitted every one year to enable stockholders to provide us with more frequent, timely and direct input on our executive compensation policies and programs.

Required Vote

You may cast your say when on pay vote by choosing the option of every one year, every two years, every three years, or you may abstain from voting. The option of every one year, every two years or every three years that receives the highest number of votes cast by stockholders will be deemed the frequency chosen by our stockholders for an advisory vote on executive compensation. However, because this vote is advisory and non-binding, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders.

The Board of Directors unanimously recommends that you vote for the option of ONE YEAR as the frequency with which stockholders are provided an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Questions & Answers

Q.	Why did I receive these proxy materials?

A.	You received these materials because you were a stockholder as of April 5, 2017, the record date fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting (Notice) and to vote on matters presented at the Annual Meeting, which will be held on May 31, 2017.

Q.	Why did I receive a Notice instead of a full set of proxy materials?

A.	The SEC allows us to make this Proxy Statement and our Annual Report to Stockholders, which includes a copy of our Form 10-K, available electronically via the Internet at www.proxyvote.com. On or about April 19, 2017, we mailed you a Notice containing instructions for accessing this Proxy Statement and our Annual Report and for voting (i.e., submitting your proxy) over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you would like a printed copy of our proxy materials, please follow the instructions for requesting those materials included in the Notice.

Q.	When and where is the Annual Meeting being held?

A.	The Annual Meeting will be held on Wednesday, May 31, 2017 at 11:00 a.m., local time, in the Tremont Conference Room at the Boston Marriott Copley Place, 110 Huntington Avenue, Boston, MA 02116.

Q.	Who is entitled to vote at the Annual Meeting?

A.	Holders of American Tower’s Common Stock at the close of business on April 5, 2017, the record date fixed by the Board, may vote at the Annual Meeting.

Q.	How many votes may I cast?

A:	Each share of Common Stock is entitled to one vote with respect to each of the matters submitted for vote. On April 5, 2017, there were 426,249,347 shares of Common Stock outstanding and entitled to vote.

Q.	What constitutes a quorum for the Annual Meeting?

A.	The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on April 5, 2017 constitutes a quorum for the transaction of business at the Annual Meeting. We will count abstentions and shares held by brokers or nominees who have not received instructions from the beneficial owner (broker non-votes) as present for purposes of determining the presence or absence of a quorum.

Q.	What items will be voted on at the Annual Meeting, and what is the required vote to approve each item?

A.	All stockholders are entitled to vote on the following proposals:

•	Proposal 1—To elect to the Board of Directors the nine nominees named in this Proxy Statement;

•	Proposal 2—To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017;

•	Proposal 3—To approve, on an advisory basis, our executive compensation; and

•	Proposal 4—To vote, on an advisory basis, on the frequency of the stockholder advisory vote on executive compensation.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

QUESTIONS & ANSWERS

To be elected, a Director must receive an affirmative majority of votes cast—i.e., the number of “for” votes must exceed the number of “against” votes. Similarly, each of Proposals 2 and 3 also requires an affirmative majority of the votes cast. For Proposal 4, the option of every one year, every two years or every three years that receives the highest number of votes cast by stockholders will be deemed the frequency chosen by our stockholders for an advisory vote on executive compensation, subject to the Board’s discretion to decide otherwise. We will not count shares that abstain from voting on a particular matter as votes cast “for” or “against” such matter, and therefore, they will have no effect on the outcome of the vote or any of the Proposals.

Although the advisory votes on executive compensation and the frequency of holding our executive compensation advisory vote are non-binding, our Compensation Committee will consider and take into account the voting results when making determinations regarding executive compensation and the frequency of holding our executive compensation advisory vote.

Q.	How will proxies be voted at the Annual Meeting?

A.	If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

•	Your broker or nominee will not have the authority to vote such shares with respect to Proposals 1, 3 and 4, because the NYSE rules treat these matters as non-routine. Accordingly, such broker non-votes will have no effect on the outcome of the vote on these proposals.

•	Your broker or nominee will have the authority to vote such shares with respect to Proposal 2, because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence of a quorum.

If you are a registered stockholder and no instructions are indicated on a properly executed proxy card submitted by you, the shares represented by the proxy will be voted FOR each of Proposals 1, 2 and 3, ONE YEAR on Proposal 4, and in accordance with the proxy holder’s judgment for any other matter that may be properly brought before the Annual Meeting, or any adjournments or postponements thereof.

Q.	How do I cast a vote?

A.	You may vote by any one of the following means:

•	By Internet. If you received a Notice about the Internet availability of our proxy materials, you may submit your proxy over the Internet by following the instructions on the Notice. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Telephone. You may submit your vote by telephone by following the instructions on the Notice or proxy card or voting instruction card if you received such materials by mail.

•	By Mail. If you received a paper copy of a proxy card or voting instruction card by mail, you may submit your proxy by completing, signing and dating your proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

•	In person, at the Annual Meeting. If you hold shares in your name as the stockholder of record, you may vote in person at the Annual Meeting. If you are a beneficial owner but not the stockholder of record, you may vote in person at the Annual Meeting only with a legal proxy obtained from your broker, trustee or nominee, as applicable.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

QUESTIONS & ANSWERS

Properly completed and submitted proxy cards and voting instruction cards, as well as proxies properly completed and submitted over the Internet, will be voted at the Annual Meeting in accordance with the instructions provided as long as they are received in time for voting and not revoked.

Q.	Can I change my mind after I vote?

A.	Yes, you can change your vote at any time before the Annual Meeting. To revoke your proxy, you must:

•	file an instrument of revocation with our Secretary, at our principal executive offices: 116 Huntington Avenue, Boston, Massachusetts 02116;

•	mail a new proxy card dated after the date of the proxy you wish to revoke to our Secretary at our principal executive offices;

•	submit a later-dated proxy over the Internet in accordance with the instructions on the Internet voting website; or

•	if you are a stockholder of record or you obtain a legal proxy from your broker, trustee or nominee, as applicable, you may attend the Annual Meeting and vote in person.

If your proxy is not revoked, we will vote it at the Annual Meeting in accordance with your instructions indicated on the proxy card or voting instruction card or, if submitted over the Internet, as indicated on the submission.

Q.	Who bears the cost of this proxy solicitation?

A.	American Tower Corporation bears all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers and our regular employees, without additional remuneration, may solicit proxies by telephone, fax, electronic transmission and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy-soliciting materials to the beneficial owners of Common Stock and will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.

Q.	What do I need to do now?

A.	You should carefully read and consider the information contained in this Proxy Statement. It contains important information about American Tower that you should consider before voting.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Additional Information

Other Matters

The Board does not know of any other matters that might come before the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named in the accompanying proxy or their substitutes acting thereunder intend to vote, or otherwise act, in accordance with their best judgment on those matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. SEC rules also require such officers, Directors and ten percent (10%) stockholders to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms we received or written representations from certain reporting persons that they were not required to file a Form 5, other than Mr. Hess, who was required to file a Form 5 for his gift of shares that occurred in December 2016. Based solely on that review, we believe that, during the fiscal year ended December 31, 2016, our officers, Directors and ten percent (10%) stockholders complied with all Section 16(a) filing requirements applicable to them.

Proposals of Stockholders

Pursuant to Rule 14a-8 of the Exchange Act, we must receive any stockholder proposal intended to be presented at our 2018 Annual Meeting of Stockholders by no later than December 20, 2017 if it is to be included in the proxy statement and form of proxy relating to the meeting. Any such proposal must also comply with the other requirements of Rule 14a-8.

Under the advance notice provisions in our By-Laws, if you want to submit a proposal for the 2018 Annual Meeting for presentation at the meeting pursuant to Delaware corporate law (as opposed to inclusion in the proxy statement under Rule 14a-8) or intend to nominate a person as a candidate for election to the Board directly, the Secretary must receive the proposal or nomination between January 31, 2018 and the close of business on March 2, 2018, which are 120 days and 90 days, respectively, before the one-year anniversary of the 2017 Annual Meeting.

If the 2018 Annual Meeting is held more than 30 days before or more than 70 days after the one-year anniversary of the 2017 Annual Meeting, the Secretary must receive any such proposal or nomination no earlier than the 120th day before the 2018 Annual Meeting and by the later of the close of business of (a) the 90th day before the 2018 Annual Meeting; or (b) the tenth day following the day on which the date of the 2018 Annual Meeting is first disclosed publicly by the Company. In addition, any proposals must comply with the other requirements of our By-Laws.

If you want to present a proposal before the 2018 Annual Meeting but do not wish to have it included in the proxy statement and proxy card, you must also give us written notice. Please address such correspondence to: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Secretary. If the Secretary does not receive your written notice on or before March 5, 2018, then proxies designated by the Board will have discretionary authority to vote on any such proposal.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

ADDITIONAL INFORMATION

Proxy Access

Under the proxy access provisions in our By-Laws, if you wish to nominate any person for election to our Board at the 2018 Annual Meeting, and have your nominee included in the proxy statement the Secretary must receive your nomination notice must be submitted to the Secretary between November 20, 2017, which is 150 days before the one-year anniversary of the issuance of this Proxy Statement, and December 20, 2017, which is 120 days before the issuance of this Proxy Statement.

If the 2018 Annual Meeting is held more than 30 days before or more than 70 days after the one-year anniversary of the 2017 Annual Meeting, the Secretary must receive your nomination notice by the later of (a) the 120th day before the 2018 Annual Meeting; or (b) the 10th day following the day on which the date of the 2018 Annual Meeting is first disclosed publicly by the Company.

Householding of Annual Meeting Materials

The SEC has also adopted a “householding” rule, which we have implemented for current and future stockholder communications, that permits us to deliver a single set of proxy materials to a household even if two or more stockholders live under the same roof or a stockholder has shares registered in multiple accounts. This rule enables us to reduce printing and mailing expenses associated with proxy materials and reduces the amount of duplicative information you might receive. Your consent will continue for as long as you remain a stockholder of the Company, unless you revoke it, which you may do at any time by writing or calling Broadridge at the following address or phone number: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (800-542-1061). If you revoke your consent, we will begin sending separate copies within 30 days of receiving your revocation.

Some banks, brokers and other nominee record holders may participate in the practice of householding notices, proxy statements and annual reports. We will promptly deliver a separate copy of each document to you if you write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500). If you wish to receive separate copies of the notice, proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Annual Report on Form 10-K

If you would like to receive, free of charge, a copy of our Form 10-K for the year ended December 31, 2016—as filed with the SEC, excluding exhibits—please write or call us at the following address or phone number: American Tower Corporation, 116 Huntington Avenue, Boston, Massachusetts 02116, Attention: Investor Relations (617-375-7500).

By Order of the Board of Directors,

James D. Taiclet, Jr.

Chairman of the Board, President and

Chief Executive Officer

Boston, Massachusetts

April 19, 2017

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

Appendix A

Definitions, Reconciliations to Measures under GAAP and Calculation of Defined Measures

Adjusted EBITDA is defined as net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense.

Consolidated Adjusted Funds From Operations (Consolidated AFFO) is defined as Funds From Operations, as defined by the National Association of Real Estate Investment Trusts (NAREIT FFO) attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures.

We present Consolidated AFFO for the year ended December 31, 2015 before the one-time cash charge incurred in connection with a tax election, pursuant to which one of our subsidiaries no longer operates as a separate real estate investment trust, as it is nonrecurring and we do not believe it is an indication of our operating performance.

Consolidated AFFO per Share is defined as Consolidated AFFO divided by the diluted weighted average common shares outstanding.

NAREIT FFO Attributable to American Tower Corporation Common Stockholders is defined as net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests.

ROIC is defined as Adjusted EBITDA less maintenance capital expenditures and corporate capital expenditures and cash taxes, divided by gross property, plant and equipment, intangible assets and goodwill (excluding the impact of recording deferred tax adjustments related to valuation).

For more information regarding these measures, see “Non-GAAP Financial Measures” under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Form 10-K.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

APPENDIX A RECONCILIATIONS

Reconciliations to Historical Results

Reconciliations to Historical Results

($ In millions, except per share amounts. Totals may not add due to rounding.)
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Net income	$56.6	$347.4	$247.1	$373.6	$381.8	$594.0	$482.2	$803.2	$672.0	$970.4
Loss (income) from discontinued operations, net	36.4	(111.0)	(8.2)	(0.0)	—	—	—	—	—	—
Income from continuing operations	$93.0	$236.4	$238.9	$373.6	$381.8	$594.0	$482.2	$803.2	$672.0	$970.4
Income from equity method investments	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)	—	—	—	—
Income tax provision	59.8	135.5	182.6	182.5	125.1	107.3	59.5	62.5	158.0	155.5
Other (income) expense	(20.7)	(6.0)	(1.3)	(0.3)	123.0	38.3	207.5	62.1	135.0	47.8
Loss (gain) on retirement of long-term obligations	35.4	4.9	18.2	1.9	0.0	0.4	38.7	3.5	79.6	(1.2)
Interest expense	235.8	253.6	249.8	246.0	311.9	401.7	458.3	580.2	595.9	717.1
Interest income	(10.8)	(3.4)	(1.7)	(5.0)	(7.4)	(7.7)	(9.7)	(14.0)	(16.5)	(25.6)
Other operating expenses	9.2	11.2	19.2	35.9	58.1	62.2	71.5	68.5	66.7	73.2
Depreciation, amortization and accretion	522.9	405.3	414.6	460.7	555.5	644.3	800.1	1,003.8	1,285.3	1,525.6
Stock-based compensation expense	54.6	54.8	60.7	52.6	47.4	52.0	68.1	80.2	90.5	89.9
ADJUSTED EBITDA	$979.3	$1,092.3	$1,180.9	$1,347.7	$1,595.4	$1,892.4	$2,176.4	$2,649.9	$3,066.6	$3,552.7

CONSOLIDATED AFFO RECONCILIATION(1)	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Adjusted EBITDA (from above)	$979.3	$1,092.3	$1,180.9	$1,347.7	$1,595.4	$1,892.4	$2,176.4	$2,649.9	$3,066.6	$3,552.7
Straight-line revenue	(69.7)	(50.4)	(36.3)	(105.2)	(144.0)	(165.8)	(147.7)	(123.7)	(155.0)	(131.7)
Straight-line expense	26.7	27.6	26.6	22.3	31.0	33.7	29.7	38.4	56.1	67.8
Cash interest	(227.5)	(244.0)	(240.4)	(237.6)	(300.8)	(380.6)	(435.3)	(571.6)	(573.4)	(694.0)
Interest Income	10.8	3.4	1.7	5.0	7.4	7.7	9.7	14.0	16.5	25.6
Cash (paid) for income taxes(2)	(35.3)	(35.1)	(40.2)	(36.4)	(53.9)	(69.3)	(51.7)	(69.2)	(64.0)	(96.2)
Dividends Declared on preferred stock	—	—	—	—	—	—	—	(23.9)	(90.2)	(107.1)
Capital Improvement Capex	(29.2)	(32.5)	(32.5)	(31.4)	(60.8)	(75.4)	(81.2)	(75.0)	(89.9)	(110.2)
Corporate Capex	(12.7)	(5.6)	(8.1)	(11.6)	(18.7)	(20.0)	(30.4)	(24.1)	(16.4)	(16.4)
Consolidated AFFO	$642.4	$755.8	$851.7	$952.8	$1,055.5	$1,222.6	$1,469.5	$1,814.7	$2,150.3	$2,490.4
Divided by: Weighted Average Diluted Shares	426.1	418.4	406.9	404.1	400.2	399.6	399.1	400.1	423.0	429.3
Consolidated AFFO Per Share	$1.51	$1.81	$2.09	$2.36	$2.64	$3.06	$3.68	$4.54	$5.08	$5.80

(1)	Calculation of Consolidated AFFO excludes start-up related capital spending in 2012-2015.

(2)	2007 cash tax included in Consolidated AFFO calculation has been adjusted to exclude a cash tax refund received in 2007 related to the carry back of certain federal net operating losses. Consolidated AFFO for 2015 excludes one-time cash tax charge incurred during the third quarter of 2015, as we do not believe it is an indication of operating performance.

Return on Invested Capital	2007	2008	2009	2010	2011	2012	2013(3)	2014	2015(3)	2016(3)
Adjusted EBITDA	$979	$1,092	$1,181	$1,348	$1,595	$1,892	$2,401	$2,650	$3,206	$3,743
Cash Taxes	(35)	(35)	(40)	(36)	(54)	(69)	(114)	(69)	(107)	(98)
Maintenance Capital Expenditures	(29)	(33)	(33)	(31)	(61)	(75)	(81)	(75)	(124)	(159)
Corporate Capital Expenditures	(13)	(6)	(8)	(12)	(19)	(20)	(23)	(24)	(26)	(27)
Numerator	$903	$1,019	$1,100	$1,268	$1,462	$1,728	$2,183	$2,482	$2,948	$3,459
Gross property and equipment	$4,992	$5,213	$5,621	$6,376	$7,889	$9,047	$10,844	$11,659	$14,397	$15,652
Gross Intangibles	2,666	2,619	2,790	3,213	3,978	4,892	8,471	9,172	12,671	14,795
Gross Goodwill	2,333	2,334	2,399	2,660	2,824	2,991	3,928	4,180	4,240	4,363
Denominator	$9,991	$10,166	$10,810	$12,249	$14,691	$16,930	$23,243	$25,011	$31,308	$34,809
ROIC	9.0%	10.0%	10.2%	10.4%	10.0%	10.2%	9.4%	9.9%	9.4%	9.9%

(3)	2013 reflects Q4 2013 annualized numbers to account for full year impact of GTP transaction, and 2015 reflects Q4 2015 annualized numbers to account for full year impact of Verizon transaction and 2016 reflects Q4 2016 annualized numbers to account for full year impact of Viom transaction.

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

APPENDIX A RECONCILIATIONS

Reconciliations to Historical Results

2016
Property Revenue	$5,713
Pass Through Revenue	$(739)
Property Revenue Excluding Pass Through Revenue	$4,975

AMERICAN TOWER CORPORATION 2017 PROXY STATEMENT

116 HUNTINGTON AVENUE BOSTON, MASSACHUSETTS 02116	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the annual meeting. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27114-P87986	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN TOWER CORPORATION
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Gustavo Lara Cantu	☐	☐	☐
	1b. Raymond P. Dolan	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain
	1c. Robert D. Hormats	☐	☐	☐	2. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017.		☐	☐	☐
	1d. Craig Macnab	☐	☐	☐
	1e. JoAnn A. Reed	☐	☐	☐	3. To approve, on an advisory basis, the Company’s executive compensation.		☐	☐	☐
	1f. Pamela D.A. Reeve	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
	1g. David E. Sharbutt	☐	☐	☐	4. To vote, on an advisory basis, on the frequency with which the Company will hold a stockholder advisory vote on executive compensation.	☐	☐	☐	☐
	1h. James D. Taiclet, Jr.	☐	☐	☐
	1i. Samme L. Thompson	☐	☐	☐	NOTE: To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

E27115-P87986

AMERICAN TOWER CORPORATION

116 HUNTINGTON AVENUE, 11th FLOOR

BOSTON, MASSACHUSETTS 02116

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of American Tower Corporation (“American Tower”), having received the Notice and Proxy Statement dated April 19, 2017, hereby appoints JAMES D. TAICLET, JR. and EDMUND DISANTO, and each of them, as proxies, each with the power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock, $.01 par value per share, of American Tower that the undersigned would be entitled to vote if personally present at the 2017 Annual Meeting of Stockholders to be held on May 31, 2017 at 11:00 a.m., local time, in the Tremont Conference Room at the Boston Marriott Copley Place, 110 Huntington Avenue, Boston, Massachusetts 02116 and at any adjournment or postponement thereof, on the matters listed on the reverse side that are more particularly described in the Proxy Statement dated April 19, 2017.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH OF THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND, AT THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1